UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

March 15, 2017

Dear Superior Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Superior Industries International, Inc. (the “Annual Meeting”), which will be held at the Westin Detroit Metropolitan Airport Hotel (2501 Worldgateway Place, Detroit, Michigan 48242) on April 25, 2017, at 10:00 a.m. Eastern Daylight Time.

During 2016, Superior Industries International, Inc. (the “Company” or “Superior”) continued to drive improvement in its financial and operational performance, return capital to our stockholders and engage with our stockholders on important topics such as executive compensation.

Below are a few of the Company’s recent key initiatives:

Continued Focus on Value Creation. Over the past few years, the Company assembled a results-driven experienced management team that has identified and executed upon significant opportunities for operational improvements. Additionally, the Company has enhanced the value it provides to its customers by providing an expanded product offering that includes lighter weight wheels, larger diameter wheels and more sophisticated finishes. This ability to provide value meeting a wider spectrum of our customer’s needs, by utilizing proprietary technologies, allows us to differentiate ourselves from the market. In 2016, we also made progress towards and completed various manufacturing, operational and organizational initiatives that continue to enhance our competitive position including:

•	Through our R&D efforts, we continued to improve our production capabilities by initiating investments in high-end finishing technologies, including physical vapor deposition (or commonly referred to as PVD). We also sold our first, patent pending, AluliteTM wheel design, which provides for improved weight and strength characteristics over our competitors’ products. We are also adding other technologies that differentiate our products and allow customization by our customers and the end consumer. Customer reception for these enhancements has been strong. Additionally, we continued making progress in our program management, product coating and the centralization of our product development programs.

•	We continued to enhance our operational effectiveness in all areas of production, including the implementation of a 24/7 operating pattern. We also recognize the need for further improvement. Attaining this improvement will continue to be a key area of focus for us in 2017 and beyond.

•	We bolstered our Mexican operations by (i) completing a 500,000 wheel capacity expansion at our newest facility in Mexico and (ii) opening a new shared services center in Mexico, which centrally locates our key support functions and allows us to share and standardize our best practices.

Further highlights from our 2016 performance can also be found in the “2016 Performance & Business Highlights” and “Compensation Discussion and Analysis” sections of the attached Proxy Statement.

Strategic Plan. We reaffirmed our commitment to the strategic plan we introduced in 2015, which is focused on improving our global competitiveness, building on our culture of product innovation and technology, evaluating opportunities for disciplined growth and value creation, maintaining a balanced approach to capital allocation and increasing our visibility with the financial community. We are seeking to achieve these priorities by, among other actions:

•	Increasing our manufacturing and finishing capacities and capabilities;

•	Reducing our cost per wheel;

•	Enhancing product quality and focusing on more complex products;

•	Executing strategic investment in our intellectual property portfolio;

•	Implementing a new ERP system, a program management process and sophisticated production planning tools;

•	Engaging with customers on design ideas and engineering concepts;

•	Establishing additional global relationships; and

•	Continuing to balance our capital allocation to enhance returns to our stockholders while maintaining financial capacity to opportunistically pursue potential M&A prospects.

Our management works closely with our Board of Directors (the “Board”) to monitor the progress being made on our strategic plan. The Board reviews Superior’s strategic plan at least annually and more frequently as significant opportunities or events arise.

Continued to Return Capital to Stockholders. We continue to evaluate different strategies for maximizing our stockholders’ return on investment. We are proud to have returned over $39.1 million to our stockholders in 2016 through share repurchases and dividends. Through March 1, 2017, we have $35.0 million outstanding on our current share repurchase authorization.

Maintained Strong Financial Metrics. In 2016, we achieved solid positive results in a number of our financial metrics, including: unit sales growth, value-added sales(1), net sales, net income, EBITDA(2) and diluted EPS, as well as the lowering of our effective tax rate. With the completion of our new Mexican facility in 2015, our capital expenditures have been significantly reduced and the Company ended 2016 with a sound cash position and balance sheet, all while continuing to return capital to our stockholders. This positions the Company to be well positioned to continue investing in our business as well as acting upon opportunities that are consistent with our strategic plan.

Proxy Access Proposal Implemented. The Company’s proxy access proposal that was submitted to our stockholders was overwhelmingly supported by our stockholders at our 2016 annual meeting. Following that meeting, our directors conducted further dialogue with some of our stockholders to receive further input on the proposal. Following that outreach, the Board adopted a proxy access proposal in October 2016.

Your Vote is Important. We, and the rest of the Board, invite you to attend the Annual Meeting. If you are not able to attend in person, we encourage you to vote by proxy. The Proxy Statement contains detailed information about the matters on which we are asking you to vote. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card, as described in the Proxy Statement.

Thank you for your ongoing support of, and continued interest in, Superior.

Donald J. Stebbins	Margaret S. Dano
President and Chief Executive Officer	Chairman of the Board

A Note from Donald J. Stebbins

In this Proxy Statement, you will note that Ms. Dano has chosen not to run for reelection as a member of our Board. She made this decision after giving consideration to her other commitments as well as reflecting on the fact that, in large part through her leadership efforts, our Board is now in very capable hands, making it an appropriate time for her to transition her leadership role to others.

While I share her conviction that our Board is in very capable hands, I cannot emphasize how much Ms. Dano’s leadership will be missed. Since her arrival on the Board in 2007, she has been a strong advocate for moving Superior forward. During her tenure, Superior expanded its Mexican operations, dealt with numerous board member and executive transitions, moved its headquarters to its present location in Michigan and oversaw the expansion of Superior’s customer base and product offerings. All of these efforts combined to make Superior one of the best suppliers of automotive and light truck wheels in the world.

I trust you share the sentiment of the other Board members and all employees of Superior in wishing Ms. Dano continuing success in both her professional and personal pursuits.

Donald J. Stebbins
President and Chief Executive Officer

This Proxy Statement is dated March 15, 2017 and is first being made available to stockholders via the Internet on or about March 16, 2017.

(1)	“Value-added sales” is a financial measure that is not calculated according to GAAP. A reconciliation for how we calculate “value-added sales” to net sales, the most comparable measure, may be found in the “Non-GAAP Financial Measures” section of Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017.
(2)	EBITDA is a key measure that is not calculated according to GAAP, and we are including our 2016 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of EBITDA to net income, the most comparable measure.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Tuesday, April 25, 2017 at 10:00 a.m. Eastern Time

Place:	Westin Detroit Metropolitan Airport Hotel 2501 Worldgateway Place Detroit, Michigan 48242

Record Date:	March 1, 2017 Each holder of Superior common stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held on the Record Date.

Items to Be Voted On:

1.     To elect the following eight nominees to the Board of Directors (the “Board”): Michael R. Bruynesteyn, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Ellen B. Richstone, Donald J. Stebbins and Francisco S. Uranga;

2.     To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers;

3.     To select, in a non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation of the Company’s named executive officers;

4.     To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.     To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

How to Vote:	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, OVER THE TELEPHONE OR VIA THE INTERNET, AS DESCRIBED IN THE PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Kerry A. Shiba
Kerry A. Shiba
Secretary

Southfield, Michigan

March 15, 2017

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our Annual Report available to stockholders electronically via the Internet. On or about March 16, 2017, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2016 performance, please review our 2016 Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.

The 2016 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about March 16, 2017.

2017 ANNUAL MEETING OF STOCKHOLDERS – ANNUAL MEETING INFORMATION

Time and Date:	Tuesday, April 25, 2017 at 10:00 a.m. Eastern Time

Place:	Westin Detroit Metropolitan Airport Hotel 2501 Worldgateway Place Detroit, Michigan 48242

Record Date:	March 1, 2017

Voting:	You are entitled to vote at the meeting if you were a stockholder of record of Superior’s common stock at the close of business on March 1, 2017 (the “Record Date”). Each holder of Superior common stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held on the Record Date.

For more information regarding the Annual Meeting and voting, please see our “Q&A” Section, found at page 63.

2017 ANNUAL MEETING OF STOCKHOLDERS – AGENDA AND VOTING RECOMMENDATIONS

Proposals:		Board Voting Recommendation:	Page Reference for More Detail:
1.	Election of Directors	“FOR” all nominees	6
2.	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers;	“FOR”	27
3.	To select, in a non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation of the Company’s named executive officers;	“1 YEAR”	29
4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017	“FOR”	30

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card, as described in the Proxy Statement. Your prompt cooperation is greatly appreciated.

2016 PERFORMANCE & BUSINESS HIGHLIGHTS

Since 2014, we have focused our strategic priorities on improving our financial and operating performance and increasing value for our stockholders. Even though the full impact of our operating initiatives has yet to be fully reflected in our financial performance, as discussed below, we continued seeing positive results in 2016.

Recent Business Highlights/Company Performance

✓	The following chart highlights key metrics of our financial and operating performance in 2016 as compared against 2015:

Key Metric	2016 Results	2016 vs. 2015
Diluted Earnings per Share	$1.62	80.0% increase

Units Shipped	12.3 million	9.0% increase

Value-added sales(1)	$408.7 million	13.3% increase

Net Income	$41.4 million	72.8% increase

EBITDA(2)	$88.7 million	27.3% increase

EBITDA(2) % of value-added sales(1)	21.7%	240 basis point improvement

EBITDA(2) % of net sales	12.1%	250 basis point improvement

Net cash provided by operating activities	$78.5 million	32.3% increase

✓	In order to enhance returns to our stockholders, we maintained a balanced approach to capital allocation in 2016 with over $39.1 million returned to stockholders in dividends and share repurchases and $39.6 million in capital expenditures

✓	Through our R&D efforts, we introduced to our customers several new product enhancements, including laser etching, decorative milling and our patent pending AluLiteTM wheel, which provides for improved weight and strength characteristics over our competitors’ products

✓	We improved safety performance by 40% in 2016

✓	We established a new relationship with a global original equipment manufacturer

✓	We completed a 500,000 wheel capacity expansion at our newest facility in Mexico

✓	We continued to invest in new manufacturing processes targeting the more sophisticated finishes and larger diameter products, which typically have greater value to our customers

✓	We established a new relationship with a low cost wheel manufacturer

✓	We opened a new shared services center in Mexico allowing the sharing of knowledge and standardization of best practices

✓	We continued making progress in our program management, product coating and the centralization of our product development programs

✓	We flexed to a 24/7 plant operating pattern

(1)	“Value-added sales” is a financial measure that is not calculated according to GAAP. A reconciliation for how we calculate “value-added sales” to net sales, the most comparable measure, may be found in the “Non-GAAP Financial Measures” section of Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.
(2)	EBITDA is a key measure that is not calculated according to GAAP, and we are including our 2016 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of EBITDA to net income, the most comparable measure.

EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our 2016 executive compensation program and recent changes are summarized as follows.

2016 Executive Compensation Highlights and Recent Changes

•	Individual Performance Component of Annual Incentive. Our Annual Incentive Performance Plan (the “AIPP”) plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•	Solid 2016 Performance. Based on our AIPP Adjusted EBITDA(1) growth in 2016, the AIPP for our NEOs was funded at 99.41% of target amounts. However, non-equity incentive plan compensation earned by our NEOs in 2016 decreased (year-over-year) for the NEOs due to our AIPP Adjusted EBITDA falling slightly below the 2016 target level of performance, whereas our 2015 AIPP Adjusted EBITDA performance had exceeded the 2015 target level of performance.

•	Long-Term Incentive Plan (“LTIP”) Performance Measures. We updated our LTIP in 2016 to include performance-based restricted stock units (“PRSUs”) that can be earned based on our achievement of the following three performance measures as calculated over a three-year period:

•	Return on Invested Capital (“ROIC”) (40% weighting)(2)

•	Cumulative Earnings per Share (“Cumulative EPS”) (40% weighting)(2)

•	Relative Total Shareholder Return (“Relative TSR”) (20% weighting)(2)

As discussed in the “2016 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this Proxy Statement, these performance measures were developed after a rigorous bottom-up financial analysis of our business.

(1)	Please see the “Annual Incentive Compensation and Bonuses” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of how AIPP Adjusted EBITDA is calculated.
(2)	Please see the “Long-Term Equity Incentive Compensation” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of how each of these performance measures are calculated.

2016 SAY-ON-PAY VOTE AND STOCKHOLDER ENGAGEMENT

Leading up to our 2016 annual meeting, members of our senior executive team and members of our Compensation and Benefits Committee engaged with many of our largest stockholders and heard their input regarding our executive compensation programs. As a result of these discussions and before last year’s vote was tallied, we:

✓	Continued to align AIPP with our performance driven culture by continuing the use of an individual performance multiplier for each participant other than the CEO

✓	Maintained a LTIP driven by performance outcomes

✓	Continued to apportion the LTIP awards on a 1/3 RSUs and 2/3 PRSUs basis with vesting over 3 years

✓	Continued to have a formal clawback policy for all incentive-based awards granted on or after March 6, 2014

At our 2016 annual meeting, our stockholders did provide majority support for Superior’s NEO compensation through the Say-on-Pay Vote (approximately 67% support was received). However, since we received less than 70% support, we continued to engage in substantial outreach efforts with our major stockholders and their proxy advisors to gather feedback regarding our executive compensation programs.

Following the 2016 annual meeting, directors from our Compensation and Benefits Committee held additional meetings with significant stockholders, and we also engaged and met with one proxy advisory firm regarding our executive compensation programs. Senior management also continually received input in the normal course of meetings with our stockholders.

In addition, as a result of the Compensation and Benefits Committee’s review of our programs in light of the 2016 Say-on-Pay results, we took the following actions:

✓	We expect to have Compensation and Benefits Committee members continue to schedule and meet with stockholders up until and through the 2017 Annual Meeting and thereafter.

✓	Maintained a LTIP with heavy (2/3) emphasis on performance-based PRSU component.

✓	Conducted (with the help of our independent compensation consultant) a comprehensive review of our executive compensation program.

✓	We will continue to evaluate our mix of LTIP performance measures to reflect our business strategy.

✓	2017 performance criteria for the LTIP awards will include (weighting in parenthesis) cumulative EPS (40%), ROIC (40%) and Relative TSR (20%).

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. The following table highlights certain of our governance practices:

•	Requirement that at least a majority of the Board be independent

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy

•	Availability of proxy access

•	Separation of the Chairperson of the Board and Chief Executive Officer roles (independent Chairperson of the Board)

•	Annual election of all directors (the Board was declassified in 2014 at the initiative of the Board)

•	Audit, Compensation and Benefits and Nominating and Corporate Governance Committees (each a “Committee” and collectively, the “Committees”) are comprised entirely of independent directors

•	Annual Board and Committee self-evaluations

•	Limitation on the number of a director’s outside board memberships to three

•	The independent directors meet regularly without the presence of management

•	Stock ownership and retention requirement for non-management directors and executive officers

•	No waivers of code of conduct policy for any director or executive officer

•	Risk oversight by the full Board and Committees

•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management

•	Our stockholders have the right to call special meetings

•	No poison pill in place

•	Clear and robust corporate governance guidelines

DIRECTOR NOMINEE HIGHLIGHTS

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Michael R. Bruynesteyn	53	2015	Treasurer & Vice President, Strategic Finance of Turner Construction Company	X	• Audit Committee • Nominating & Corporate Governance Committee

Jack H. Hockema	70	2014	Chairman & CEO of Kaiser Aluminum Corporation	X	• Audit Committee • Nominating & Corporate Governance Committee (Chair)

Paul J. Humphries	62	2014	President of High Reliability Solution (a business group of Flextronics International Ltd.)	X	• Audit Committee • Compensation & Benefits Committee

James S. McElya	69	2013	Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.	X	• Compensation & Benefits Committee (Chair) • Nominating & Corporate Governance Committee

Timothy C. McQuay	65	2011	Retired Managing Director, Investment Banking with Noble Financial Markets	X	• Audit Committee (Chair) • Compensation & Benefits Committee

Ellen B. Richstone	65	2016	Retired Chief Financial Officer, Rohr Aerospace	X	• Audit Committee • Nominating & Corporate Governance Committee

Donald J. Stebbins	59	2014	President and CEO of Superior Industries International, Inc.

Francisco S. Uranga	53	2007	Corporate Vice President & Chief Business Operations Officer for Latin America, Foxconn	X	• Compensation & Benefits Committee • Nominating & Corporate Governance Committee

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

General

Margaret S. Dano, who has served on our Board since 2007 and as our Chairperson since 2014, will retire from the Board upon the expiration of her term at the Annual Meeting. The Board would like to thank Ms. Dano for her years of dedicated service to the Company. Although we presently have nine directors, as a result of Ms. Dano’s retirement from the Board, the Board has resolved to reduce the number of directors from nine to eight effective upon Ms. Dano’s retirement from the Board immediately following the Annual Meeting.

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the eight individuals listed below to stand for election at the Annual Meeting for a one-year term ending at the annual meeting of stockholders in 2018 or until their successors, if any, are elected or appointed. All nominees have consented to be named in this Proxy Statement and to serve as directors, if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the election of a substitute nominee(s) proposed by the Nominating and Corporate Governance Committee of the Board. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that identifies the substitute nominee(s) and provide information required by the rules of the SEC. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

The Board, through the Nominating and Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the Board:

For more information regarding director nominations and qualifications, see the sections titled “Information about Director Nominees” (beginning on page 7) and “Director Selection” (beginning on page 17).

Information about Director Nominees

Set forth below is information about our nominees, including their names and ages, recent employment or principal occupation, their period of service as a Superior director, the names of other public companies for which they currently serve as a director or have served as a director within the last five years and a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director.

Each of the nominees for director has been nominated for election by the Board upon recommendation by the Nominating and Corporate Governance Committee and has consented to serve if elected. When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recuses himself or herself from the discussion and abstains from the voting on the recommendation.

MICHAEL R. BRUYNESTEYN

Treasurer and Vice President, Strategic Finance, Turner Construction Company

Independent

Age: 53

Director since: 2015

Board Committee: Audit and Nominating and Corporate Governance

Qualifications: Mr. Bruynesteyn has developed a deep understanding of capital markets from hands-on experience over the last 20 years. He cultivated a firm grasp of the investor’s perspective from the vantage points of directing investor relations for General Motors, leading the award-winning sell-side research team covering the automotive industry for Prudential Securities, and investing on the buy-side as part of a $6 billion hedge fund owned by Lehman Brothers. Mr. Bruynesteyn built on this knowledge base by providing deal-making advice to automotive and energy storage companies with boutique investment bank Strauss Capital. He remains active in the capital markets in his current role as Treasurer of Turner Construction, where he leads a team focused on cash generation and is responsible for investing more than $1 billion of the company’s funds. Mr. Bruynesteyn continues his engagement in the automotive industry as a member of the Advisory Board of ClearMotion, Inc., a developer of breakthrough active suspension technology.

Mr. Bruynesteyn is Treasurer and Vice President, Strategic Finance of Turner Construction Company, the largest non-residential commercial construction company in the United States, a position he has held since 2013. He previously was a Managing Director at the investment banking firm Strauss Capital Partners, where he served middle-market clients, raising capital, providing board-level financial advisory services and executing M&A transactions from 2008 to 2012. Prior to that, Mr. Bruynesteyn was a Managing Director in the asset management division of Lehman Brothers, where he focused on transportation-related investments from 2006 to 2008. From 1999 to 2006, Mr. Bruynesteyn was a Senior Equity Research Analyst at Prudential Equity Group in the Automotive Group, where he acted as a sell-side analyst. Prior to his position at Prudential Equity Group, Mr. Bruynesteyn worked at General Motors, where he held various finance positions until he departed as Director of Investor Relations in 1998.

Education:

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and a Master of Business Administration from the London Business School.

Current Directorships:

None

Former Directorships:

None

JACK A. HOCKEMA

Chief Executive Officer, Kaiser Aluminum Corporation

Independent

Director since: 2014

Age: 70

Board Committees: Audit and Nominating and Corporate Governance (Chair)

Qualifications: Mr. Hockema brings considerable and valuable talent developed throughout his career, including as Chairman and CEO of a public company. In particular, Mr. Hockema contributes important expertise to the Board, including automotive and aluminum industry knowledge, metals fabrication and operations experience, strategic planning and financial acumen. Mr. Hockema also has extensive experience in mergers and acquisitions as well as capital markets transactions. Mr. Hockema has demonstrated the ability to deliver stockholder value through, among other initiatives, turning around underperforming operations, repositioning manufacturing portfolios and delivering long-term profitable growth and industry-leading stockholder returns.

Mr. Hockema is the Chief Executive Officer and Chairman of Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser”), a leading producer of semi-fabricated specialty aluminum products. He previously served as President from October 2001 to December 2015, Executive Vice President of Kaiser and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and Executive Vice President of Kaiser from May 2000 to October 2001. He served as Vice President of Kaiser from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of Kaiser Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to Kaiser and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of Kaiser from 1977 to 1982, working at the Trentwood facility in Spokane, Washington, and serving as plant manager of the former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left Kaiser to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry.

Education:

He holds a M.S. in Management and a B.S. in Civil Engineering, both from Purdue University.

Current Directorships:

Kaiser Aluminum Corporation

Former Directorships:

Clearwater Paper Corp.

PAUL J. HUMPHRIES

President of High Reliability Solutions, a business group at Flextronics International Ltd.

Independent

Director since: 2014

Age: 62

Board Committees: Audit and
Compensation and Benefits

Qualifications: Mr. Humphries has extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, providing valuable expertise in strategy, growth, human resources and global operations. Further, Mr. Humphries has extensive experience in planning, implementing and integrating mergers and acquisitions.

Mr. Humphries is the President of High Reliability Solutions, a business group at Flextronics International Ltd. (NASDAQ: FLEX) (“Flex”), a global end-to-end supply chain solutions company that serves the medical, automotive and aerospace and defense markets, a position he has held since 2011. From 2006 to 2011, Mr. Humphries served as Executive Vice President of Human Resources at Flex. In that capacity, he led Flex’s global human resources organization, programs and related functions including global loss prevention, environmental compliance and management systems. Mr. Humphries joined Flex with the acquisition of Chatham Technologies Incorporated in April 2000. While at Chatham Technologies, he served as Senior Vice President of Global Operations. Prior to that, Mr. Humphries held several senior management positions at Allied Signal, Inc. (NYSE: ALD) and its successor Honeywell Inc. (NYSE: HON), BorgWarner Inc. (NYSE: BWA) and Ford Motor Company (NYSE: F).

Education:

Mr. Humphries has a B.A. in applied social studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resources management from West Glamorgan Institute of Higher Education.

Current Directorships:

Silicon Valley Education Foundation (Chairman)

Prior Directorships:

None

JAMES S. MCELYA

Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.

Independent

Director since: 2013

Age: 69

Board Committees: Compensation and Benefits (Chair) and Nominating and Corporate Governance

Qualifications: Mr. McElya has expertise in the automotive industry as well as leadership experience, including his services as the Chief Executive Officer of a public company. Mr. McElya also provides substantial experience with mergers and acquisitions in the automotive industry – Mr. McElya was instrumental in bringing Cooper Standard from a $1.5 billion business in 2004 to over $3.0 billion when he retired as CEO in 2012. This growth was predominantly a result of a comprehensive M&A strategy. He contributes leadership and strategy experience combined with operation and management expertise.

Mr. McElya was chairman of the board of directors of Affinia Group Intermediate Holdings Inc. until August 2016, when the company was sold. Until 2013, Mr. McElya was chairman of the board of directors and, until 2012, Chief Executive Officer of Cooper Standard Holdings Inc. Previously, he had served as president of Cooper-Standard Automotive (NYSE: CSA) (“Cooper Standard”), the principal operating company of Cooper Standard Holdings, and as corporate vice president of Cooper Tire & Rubber Company, the parent company of Cooper Standard, until 2004. Mr. McElya has also served as President of Siebe Automotive Worldwide and over a 22-year period, held various senior management positions with Handy & Harman. Mr. McElya is a past chairman of the Motor Equipment Manufacturers Association (MEMA) and a past chairman of the board of directors of the Original Equipment Supplier Association (OESA).

Education:

Mr. McElya attended West Chester University.

Current Directorships:

None.

Former Directorships:

Cooper Standard Holdings Inc.

Affinia Group Intermediate Holdings Inc.

TIMOTHY C. MCQUAY

Retired Managing Director, Investment Banking, Noble Financial Capital Markets

Independent

Director since: 2011

Age: 65

Board Committees: Audit (Chair) and Compensation and Benefits

Qualifications: Mr. McQuay provides, among other qualifications, his extensive business and financial experience and his public company board experience, which includes extensive experience on compensation and audit committees. Further, Mr. McQuay provides a deep knowledge of the capital markets and significant investment banking experience, having been involved in mergers and acquisitions representing in aggregate more than $4 billion. Mr. McQuay also brings to the Board valuable insight into corporate strategy and risk management that he has gained from his 36 years of experience in the investment banking and financial services industries. Of particular relevance to his service on our Board, while Mr. McQuay served on Keystone’s board, the company made eight strategic acquisitions between 1996 and 2007 representing more than $400 million in aggregate value. Mr. McQuay served on Keystone’s special committee in connection with the company’s sale to LKQ Corporation in 2007 for $800 million.

Mr. McQuay brings with him nearly 36 years of financial advisory experience to the Board. From November 2011 until his retirement in December 2015, he served as Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm. Previously, he served as Managing Director, Investment Banking with B. Riley & Co., an investment banking firm, from September 2008 to November 2011. From August 1997 to December 2007, he served as Managing Director – Investment Banking at A.G. Edwards & Sons, Inc. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997, he also served as Managing Director of Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank.

Education:

Mr. McQuay received an A.B. degree in economics from Princeton University and a M.B.A. degree in finance from the University of California at Los Angeles.

Current Directorships:

None.

Former Directorships:

Keystone Automotive Industries, Inc. (Chair, Audit Committee)

Meade Instruments Corp. (Chairman)

Perseon Corp. (Chairman)

ELLEN B. RICHSTONE

Retired Chief Financial Officer, Rohr Aerospace

Independent

Director since: 2016

Age: 65

Board Committees: Audit and Nominating and Corporate Governance

Qualifications: Ms. Richstone provides, among other qualifications, her extensive business and financial experience as Chief Financial Officer of public and private companies over a 23-year period and her public company board experience, which includes being awarded the first annual Distinguished Director Award from the American College of Corporate Directors.

Ms. Richstone has served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the American College of Corporate Directors.

Education:

Ms. Richstone received a bachelor’s degree from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors.

Current Directorships:

eMagin Corp.

Bioamber Inc.

Former Directorships:

Parnell Pharmaceutical Inc.

American Power Conversion

The Oneida Group (formerly EveryWare Global)

DONALD J. STEBBINS

Superior Industries International, Inc. President and Chief Executive Officer

Director since: 2014

Age: 59

Board Committees: None

Qualifications: Mr. Stebbins has more than 29 years of leadership experience in global operations and finance, including over 19 years of experience in the automotive supplier industry. Mr. Stebbins was appointed to the Board of the Company because of his knowledge of the Company as Chief Executive Officer and based on the entirety of his experience and skills, including, in particular, his significant experience in the automotive industry and background in corporate finance and growth as part of the senior management team at Lear. Mr. Stebbins contributed to that company’s significant growth in revenue (from approximately $800 million to $17 billion). This experience includes the operational and financial analysis of operating units, as well as managing all aspects of significant merger and acquisition and financial transactions – in particular, as Chief Financial Officer of Lear, Mr. Stebbins was involved in $15 billion of capital markets transactions (including over 17 acquisitions).

Mr. Stebbins was appointed as the Company’s President and Chief Executive Officer effective May 5, 2014. He was previously Chairman, President and Chief Executive Officer of Visteon Corporation (NYSE: VC) (“Visteon”), a global supplier of automotive systems, modules and components to global automotive original equipment manufacturers, from December 1, 2008 through August 2012. Mr. Stebbins was a member of the board of directors of Visteon from December 2006 through August 2012. Prior to that, Mr. Stebbins was Visteon’s President and Chief Executive Officer from June 2008 through November 2008, and its President and Chief Operating Officer from May 2005 through May 2008. After leaving Visteon in 2012, Mr. Stebbins provided consulting services for several private equity firms. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation (NYSE: LEA) (“Lear”), a supplier of automotive seating and electrical distribution systems, since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001 and prior to that, as Lear’s Chief Financial Officer.

Education:

Mr. Stebbins has an M.B.A. from the University of Michigan and a B.S. in Finance from Miami University.

Current Directorships:

WABCO Holdings

Snap-On Incorporated

Former Directorships:

Visteon Corporation

ITT Corp.

FRANCISCO S. URANGA

Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn

Independent

Director since 2007

Age: 53

Board Committees: Compensation and Benefits and Nominating and Corporate Governance

Qualifications: Given the Company’s significant operations in Mexico, Mr. Uranga’s expertise in developing and managing operations in that country is a valuable contribution to the Board.

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world, a position he has held since 2005. In this position, Mr. Uranga is responsible in Latin America for government relations, regulatory affairs, incentives, tax and duties, legal, customs, immigration and land and construction issues. From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico. Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements for the Mexican government as part of the country’s trade liberalization. Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.

Education:

He earned a B.B.A. in Marketing from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.

Current Directorships:

Corporación Inmobiliaria Vesta

Tenet Hospitals, the Hospitals of Providence Transmountain Campus

Past Directorships:

None

Vote Required

Each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as directors. Proxies may not be voted for more than the eight directors and stockholders may not cumulate votes in the election of directors. In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

Recommendation of the Board

We believe each of our eight director nominees have the professional and leadership experience, industry knowledge, commitment, diversity of skills and ability to work in a collaborative manner necessary to execute our strategic plans. We believe the election of the Company’s eight nominees named in Proposal No. 1 and on the proxy card best positions the Company to deliver value to and represent the interests of all Company stockholders.

The Board unanimously recommends a vote “FOR” its eight nominees for election as Director. Proxies solicited by the Board will be voted “FOR” Superior’s eight nominees unless stockholders specify a contrary vote.

BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Leadership

The Board has separated the roles of Chairperson of the Board and Chief Executive Officer, with Margaret Dano serving as Chairperson since April 1, 2014. The Board will elect a new Chairperson following Ms. Dano’s retirement from the Board effective immediately following the Annual Meeting; however, the Board intends to continue to separate the roles of Chairperson of the Board and Chief Executive Officer. The Board believes that this leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of stockholders and Superior’s overall corporate governance. The Board also believes that this leadership structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and will provide an appropriate balance between strong leadership, appropriate safeguards and oversight by non-employee directors.

Superior’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure depending on then current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Superior’s stockholders. If the Board appoints a Chairperson that is an independent director, pursuant to the terms of Superior’s Corporate Governance Guidelines, the Chairperson also serves as the “Lead Director.” If the Chairperson is not an independent director, on an annual basis, one of the independent directors is designated by a majority of the independent directors to be the Lead Director.

Director Independence

On an annual basis, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate Governance Guidelines and consideration of any other material relationship a director may have with Superior as disclosed in annual director and officer questionnaires. Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent.

The Board has determined that all of its current directors are independent under these standards, except for Donald J. Stebbins, our Chief Executive Officer. All members of each of Superior’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

Board Composition

We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives. The composition of our Board has changed significantly in recent years. Six of our current directors joined the Board since 2013, with the size of the Board being increased to nine directors in 2016 with the appointment of Ms. Richstone. In addition, the Board has affirmatively determined that eight of our nine current directors are independent using the current standards for “independence” established by the New York Stock Exchange.

Independent directors comprise 88.9% of our Board and the average tenure of our directors is 4.2 years:

Tenure by Director

Director	Start Date	Tenure
Margaret S. Dano	January 1, 2007	10.1 years
Donald J. Stebbins	May 5, 2014	2.8 years
Michael R. Bruynesteyn	November 3, 2015	1.3 years
Jack A. Hockema	December 16, 2014	2.2 years
Paul J. Humphries	August 15, 2014	2.5 years
James S. McElya	December 6, 2013	3.2 years
Timothy C. McQuay	November 15, 2011	5.3 years
Francisco S. Uranga	January 1, 2007	10.1 years
Ellen B. Richstone	October 25, 2016	0.4 years

Meetings and Attendance

During 2016, the Board held 6 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each such director served, during the period for which each such director served. All of Superior’s directors attended last year’s Annual Meeting on April 26, 2016, with the exception of Ms. Richstone, who was not appointed to the Board until October 2016. Superior’s directors are not required, but are strongly encouraged, to attend the Annual Meeting of stockholders.

The Board and its Committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2016. Additionally, the independent directors met in executive session regularly without the presence of management. The Chairperson and Lead Director, Ms. Dano, presided over executive sessions of the independent directors in 2016.

Director Selection

Our Nominating and Corporate Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that represents all of our stockholders.

Process for Identification and Review of Directors Candidates to Join the Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Nominating and Corporate Governance Committee. This Committee carries out this function through an ongoing, year-round process, which includes the annual Board and committee evaluation process. Each director and director candidate is evaluated by the Nominating and Corporate Governance Committee based on his or her individual merits, taking into account Superior’s needs and the composition of our Board.

To assist in its evaluation of directors and director candidates, the Nominating and Corporate Governance Committee looks for certain experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess relevant experience and skills, good business judgment and personal and professional integrity. Among the experiences, qualifications, attributes and skills considered by the Nominating and Corporate Governance Committee are senior executive experience, automotive industry experience, financial experience, public company board experience, operational management, international business, capital markets and/or banking experience, legal and regulatory compliance and diversity. The Nominating and Corporate Governance Committee seeks diversity of business experience, viewpoints and personal background, and diversity of skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholder Nominations

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such stockholder’s intent to make such nomination or nominations to the Corporate Secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of stockholders for the election of directors, stockholder nominations must be made not later than the close of business on the later of the 90th day prior to such special meeting nor earlier than the close of business on the 120th day prior to such special meeting, or no later than the close of business on the 10th day following the date a public announcement has been made of the date of the special meeting and of the nominees proposed by the Board to be elected or reelected at such meeting. When submitting candidates for nomination to be elected at Superior’s annual meeting of stockholders, the stockholder must follow the notice procedures and provide the information required by the Bylaws. The notice must be submitted in writing to the following address: Superior Industries International, Inc., Attn: Corporate Secretary, 26600 Telegraph Rd., Suite 400, Southfield, MI 48033. The recommendation must include the same information as is specified in the Bylaws for stockholder nominees to be considered at an Annual Meeting, including but not limited to the following:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, including the nominee’s age, business address and residence address, the principal occupation or employment of the nominees, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years, Company share ownership of the nominee and whether and the extent to which any hedging or other transaction or series of transactions have been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee; and

•	the consent of each nominee to serve as a director of the corporation if so elected.

The chairperson of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures, and the nomination shall be void.

Proxy Access Bylaw.

In October 2016, we adopted a proxy access provision in our Bylaws. It allows a stockholder, or group of no more than 20 eligible stockholders, that has maintained continuous ownership of 3% or more of our common stock for at least three years to include in our proxy materials for an annual meeting of stockholders a number of director nominees for up to 20% of the directors then in office as of the last day on which a notice of proxy access nomination may be delivered to the Company (if such an amount is not a whole number, then the closest whole number below 20%). An eligible stockholder must maintain the 3% ownership requirement at least until the annual meeting at which the proponent’s nominee will be considered. Proxy access nominees who withdraw, become ineligible or unavailable or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years. If any stockholder proposes a director nominee under our advance notice provision, we are not required to include any proxy access nominee in our proxy statement for the annual meeting.

The proponent is required to provide the information about itself and the proposed nominee(s) that is specified in the proxy access provision of our Bylaws. The required information must be in writing and provided to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our Bylaws.

Any stockholder considering utilizing proxy access should refer to the specific requirements set forth in our Bylaws.

Committees of the Board

Superior has three standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee. Each of these Committees has a written charter approved by the Board. A copy of each charter can be found by clicking on “Board Committee Charters” in the “Investors” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

AUDIT COMMITTEE

Members:

Timothy C. McQuay, Chairperson

Jack A. Hockema

Paul J. Humphries

Michael R. Bruynesteyn

Ellen B. Richstone

Meetings in 2016: 5

Independence: The Board has determined that each member of the Audit Committee is “independent” under the NYSE listing standards and satisfies the other requirements under the NYSE listing standards and SEC rules regarding audit committee membership, and each of Messrs. Hockema, McQuay and Bruynesteyn and Ms. Richstone qualifies as an “audit committee financial expert” and that each member of the Audit Committee satisfies the “financial literacy” requirements of the NYSE listing standards.

Key Responsibilities:

The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, reviewing the system of internal controls which management and the Board have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Superior’s accounting and financial reporting processes and the audits of Superior’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm.

The report of the Audit Committee is on page 62 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

Jack A. Hockema, Chairperson

Margaret S. Dano

James S. McElya

Francisco S. Uranga

Ellen B. Richstone

Meetings in 2016: 5

Independence: Each member of this Committee is an
independent director under applicable NYSE listing standards.

Key Responsibilities:

The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Superior’s corporate governance policies, for recommending to the Board candidates for election to the Board and to Committees of the Board, and overseeing the Board’s annual self-evaluation.

COMPENSATION AND BENEFITS COMMITTEE

Members:

James S. McElya, Chairperson

Paul J. Humphries

Timothy C. McQuay

Francisco S. Uranga

Meetings in 2016: 6

Independence: The Board has determined that each member of the Compensation and Benefits Committee is “independent” under the NYSE listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Key Responsibilities:

The Compensation and Benefits Committee’s responsibility is to review the performance and development of Superior’s management in achieving corporate goals and objectives and to assure that Superior’s executive officers are compensated effectively in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles and stockholder interests. The Compensation and Benefits Committee determines and approves the compensation of our Chief Executive Officer and reports annually to the Board on the Chief Executive Officer succession plan. It also reviews and approves Superior’s compensation to other officers and key employees based upon compensation and benefit proposals presented to the Compensation and Benefits Committee by the Chief Executive Officer and our Human Resources Department.

The Compensation and Benefits Committee’s responsibilities and duties include an annual review and approval of Superior’s compensation strategy to ensure that it promotes stockholder interests and supports Superior’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including administration of Superior’s Amended and Restated 2008 Equity Incentive Plan and review of compensation-related risk management. For 2016, the Compensation and Benefits Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation and Benefits Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

On an annual basis, the Compensation and Benefits Committee reviews and makes recommendations to the Board regarding the compensation of non-employee directors, non-employee chairpersons, lead directors and Board committee members. In 2015, the Compensation and Benefits Committee engaged Willis Towers Watson to compile compensation surveys for review by the Compensation and Benefits Committee and to compare compensation paid to Superior’s directors with compensation paid to directors at companies included in the surveys. Additionally, the Compensation and Benefits

Committee reviews the Company’s CEO pay ratio disclosure, CEO succession planning and management development.

For additional description of the Compensation and Benefits Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement. The report of the Compensation Committee is on page 51 of this Proxy Statement.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Superior is committed to having sound corporate governance principles. Key information regarding Superior’s corporate governance initiatives can be found on its website, including Superior’s Corporate Governance Guidelines, Superior’s Code of Conduct and the charter for each Committee of the Board. The corporate governance pages can be found by clicking on “Corporate Governance” in the Investor section of the website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Corporate Governance Principles

Superior is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance, including:

•	Requirement that at least a majority of the Board be independent (with 8 out of 9 current directors being independent).

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy.

•	Availability of proxy access.

•	Separation of the role of Chairperson of the Board and Chief Executive Officer (Independent Chairperson of the Board).

•	Annual election of directors (no classified board).

•	All members of the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee are independent.

•	Limit on the number of outside public directorships to three other public company boards.

•	The independent members of the Board meet regularly without the presence of management.

•	Superior has stock ownership and retention requirements for its non-employee directors and executive officers.

•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management.

•	Superior maintains clear and robust corporate governance guidelines that are reviewed annually by the Board.

•	Superior has a clear code of conduct that is monitored by Superior’s management and is annually affirmed by its employees and directors.

•	Superior has a hotline available to all employees, and Superior’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters.

•	Superior’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Superior’s Audit Committee. The full Board and Committees share responsibility for risk oversight. See “— the Role of the Board in Risk Oversight.”

•	Superior’s stockholders have the right to call special meetings.

•	Superior does not have a poison pill in place.

•	Superior has not provided any waivers of its Code of Conduct for any director or executive officer.

•	Annual self-assessments by the Board and each Committee.

Annual Board and Committee Self-Assessments

Each year, the directors undertake a self-assessment of the Board and each Committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its Committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each Committee is asked to consider its role and the responsibilities articulated in the Committee charter, the composition of the Committee and the Committee meetings. Each Committee and the full Board reviews such self-assessments and considers areas that can benefit from change. These opportunities, as well as proposed action plans, are shared with the full Board and, if supported, the plan is implemented and re-assessed at the time of the next annual self-assessment.

Succession Planning

Our Board, in coordination with the Compensation and Benefits Committee, oversees and is actively engaged in Chief Executive Officer and senior management succession planning, which is reviewed at least annually. As part of its succession planning process, the Board reviews the senior management team’s experience, skills, competence and potential, in order to assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Directors personally assess candidates by engaging with potential successors at Board and Committee meetings, as well as less formal settings.

The Role of the Board in Risk Oversight

Superior’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its Committees, is responsible for the oversight of Superior’s risk management. Superior and the Board approach risk management by integrating and communicating strategic planning, operational decision-making and risk oversight. The Board commits extensive time and effort every year to discussing and agreeing upon Superior’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for Superior. With such oversight of the Board, Superior has implemented practices and programs designed to help manage the risks to which Superior is exposed in its business and to align risk-taking appropriately with its efforts to increase stockholder value. Superior’s internal audit department provides both management and the Audit Committee, which oversees our financial and risk management policies, with ongoing assessments of Superior’s risk management processes and system of internal control and the specific risks facing Superior.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing Committees support the Board by regularly addressing various risks in their respective area of oversight. Specifically, the Audit Committee identifies and requires reporting on areas perceived as potential risks to Superior’s business. As provided in its Committee charter, the Audit Committee reports regularly to the Board. As part of the overall risk oversight framework, other Committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation and Benefits Committee oversees compensation-related risk management, as discussed further under “Compensation and Benefits Committee” and in the “Compensation Philosophy and Objectives” portion of the “Compensation Discussion and Analysis” section of this proxy.

Each Committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions among the Board and with Superior’s senior management of many core subjects, including strategy, operations, finance and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent Lead Director and working through its Committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Stockholder Communications with the Board

Stockholders may communicate with Superior’s Board, or any individual member or members of the Board, through Superior’s Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48033, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to Superior for forwarding to the Board or specified director or directors will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and Committee meetings, involvement of and access to management, and Chief Executive Officer Performance evaluation and succession planning. The Corporate Governance Guidelines are publicly available on our website, www.supind.com, under “Investors.” This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Code of Conduct

Our Code of Conduct is included on our website, www.supind.com, under “Investors,” which, among others, applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement. Upon request to Superior Industries International, Inc., Investor Relations, 26600 Telegraph Rd., Suite 400, Southfield, MI 48033, copies of our Code of Conduct are available, without charge.

COMPENSATION OF DIRECTORS

General

Superior uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Superior does not provide any perquisites to its non-employee Board members. In setting the compensation of non-employee directors, Superior considers the significant amount of time that the Board members expend in fulfilling their duties to Superior as well as the experience level required to serve on the Board. The Board, through its Compensation and Benefits Committee, annually reviews the compensation arrangements and compensation policies for non-employee directors, non-employee chairpersons, lead directors and Board Committee members. The Compensation and Benefits Committee recently reviewed market data compiled by Willis Towers Watson to assist in assessing total non-employee director compensation. Pursuant to our Corporate Governance Guidelines, in recommending director compensation, our Compensation and Benefits Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of Superior’s size and scope; (ii) compensation should align directors’ interests with the long-term interests of Superior’s stockholders and (iii) the structure of the compensation should be clearly disclosed to Superior’s stockholders.

2016 Cash Compensation

Our non-employee director cash compensation program during 2016 consisted of the following:

•	Annual retainer of $50,000 for each non-employee director except for the Chairperson of the Board, who receives a total $150,000 retainer in lieu of any other Lead Director, Committee membership or Committee chair fees;

•	Additional annual retainer fee of $12,000 for serving on the Audit Committee and $15,000 as chair of the Audit Committee;

•	Additional annual retainer fee of $8,000 for serving on the Compensation and Benefits Committee and $10,000 as chair of the Compensation and Benefits Committee; and

•	Additional annual retainer fee of $6,000 for serving on the Nomination and Corporate Governance Committee and $7,500 as chair of the Nomination and Corporate Governance Committee.

Non-employee directors typically do not receive forms of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings. There are no cash fees payable for attendance at Board or Committee meetings.

2016 Equity Compensation

Under Superior’s Amended and Restated 2008 Equity Incentive Plan, members of the Board who were not also Superior employees (other than Ellen B. Richstone who joined the Board in October 2016) were granted 2,946 RSUs on April 26, 2016. These RSUs vest in full on the first anniversary of the grant date.

2016 Total Compensation

The following table provides information as to compensation for services of the non-employee directors during 2016.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Michael R. Bruynesteyn	$66,065	$74,976	—	$141,041
Margaret S. Dano(4)	$150,000	$74,976	$110,335	$335,311
Jack A. Hockema	$69,500	$74,976	—	$144,476
Paul J. Humphries	$70,000	$74,976	—	$144,976
James S. McElya	$66,000	$74,976	—	$140,976
Timothy C. McQuay	$73,000	$74,976	—	$147,976
Ellen B. Richstone(5)	$12,613	—	—	$12,613
Francisco S. Uranga	$64,000	$74,976	$23,849	$162,825

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairperson of the Board, see the disclosure above under “2016 Cash Compensation.”
(2)	Reflects the aggregate grant date fair value of RSUs granted pursuant to the Amended and Restated 2008 Equity Incentive Plan to each non-employee director computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. As of the last day in fiscal year 2016, our directors held the following number of unvested RSUs: Ms. Dano and Messrs. Bruynesteyn, Hockema, Humphries, McElya and McQuay – 2,946 shares.
(3)	This value is the increase in the actuarial present value of non-employee director benefits under the Salary Continuation Plan, which is a frozen plan covering certain directors. The discount rate used in the present value calculation remained at 4.4% in 2016. Subject to certain vesting requirements, the plan provides for a benefit based on final average compensation, which becomes payable on the employee’s death or upon attaining age 65, if retired. The Company purchases life insurance policies on certain participants to provide in part for future liabilities. The plan was closed to new participants effective February 3, 2011.
(4)	Ms. Dano serves as Chairperson of the Board.
(5)	Ms. Richstone was appointed to the Board in October 2016.

Non-Employee Director Stock Ownership

Effective July 2015, the Board adopted an amended and restated stock ownership policy for members of the Board. The policy requires each non-employee director to own shares of Superior’s common stock having a value equal to at least three times the non-employee director’s regular annual cash retainer, with a three-year period to attain that ownership level. All of our non-employee directors are in compliance with this stock ownership policy. Additionally, all of our non-employee directors (other than Mr. Bruynesteyn, who joined the Board in November 2015 and Ms. Richstone, who joined the Board in October 2016) meet the required ownership level under this stock ownership policy.

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Superior provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At Superior’s 2016 annual meeting of stockholders, approximately 67% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of Superior’s named executive officers (“NEOs”).

As detailed in the “Compensation Discussion and Analysis” beginning on page 36, members of the Compensation and Benefits Committee engaged with stockholders during 2016 (both before and after the 2016 annual meeting) to obtain input regarding the executive compensation policies and practices as did Superior’s management team during the course of its general stockholder outreach in 2016. Several modifications to Superior’s program were made as a result of input received from this stockholder engagement effort:

Executive Compensation Program Changes in 2016 and 2017

✓	Our AIPP for 2016 remained in alignment with our performance driven culture by including an individual performance multiplier for each participant other than the CEO.

✓	In 2016, Cumulative EPS replaced a prior LTIP performance measure to provide balance in our performance measures used in both our LTIP and AIPP programs.

✓	In 2016 & 2017, the LTIP will remain heavily performance based because 2/3 of the grants will continue to be attributable to PRSUs. Performance criteria for the 2017 LTIP awards will continue to include (weighting in parenthesis) Cumulative EPS (40%), ROIC (40%) and Relative TSR (20%).

✓	Comprehensive review of our executive compensation program in 2016 by our independent consultant to the Compensation and Benefits Committee.

Our executive compensation program also continues to follow several other best practices that are discussed beginning on page 36 in the “Compensation Discussion and Analysis,” some of which are summarized as follows:

Executive Compensation Program Best Practices

✓	Stock Guidelines: Maintained stock ownership guidelines for executives and directors, which includes a mandatory holding requirement on 100% of net shares acquired upon vesting or exercise until the requirement is met.

✓	Significant Performance-Based Pay: Performance-based compensation comprised 60% of our CEO’s target total direct compensation for fiscal year 2016, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Our executive officers are strongly discouraged from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued our policy of requiring a double trigger (change in control plus termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive-based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2016.

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year.

✓	No “Liberal” change in control definition. Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓	Compensation Programs Designed to Reduce Risk. We have designed our compensation programs, so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders. We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially, as it relates to executive compensation matters.

The Compensation and Benefits Committee intends to continue its stockholder outreach efforts in 2017 regarding Superior’s executive compensation programs. The Compensation and Benefits Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for Superior’s named executive officers.

As shown above, the core of Superior’s executive compensation philosophy and practice continues to be an emphasis on pay for performance – with approximately 2/3 of annual equity grants being subject to attainment of performance goals. Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion set forth on pages 36 to 61 of this Proxy Statement for additional details on Superior’s executive compensation program.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Superior’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution to approve executive compensation.

PROPOSAL NO. 3 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing stockholders an advisory vote on the frequency with which the stockholders shall have the opportunity to cast a vote on the advisory “say-on-pay” vote on executive compensation of the nature reflected in Proposal 2 above. The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years or every three years. In addition, stockholders may abstain from voting. At the 2011 annual meeting, our stockholders previously supported a one year frequency for this stockholder advisory vote.

After careful consideration, the Board recommends that future stockholder say-on-pay advisory votes on executive compensation be conducted every year. After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for Superior at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While Superior’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation provides Superior with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as either every year, every two years, or every three years, or you may abstain from voting.

The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more frequently than the option approved by the Company’s stockholders. A scheduling vote similar to this Proposal 3 will occur at least once every six years.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the “1 year” frequency option for the advisory vote on executive compensation.

Vote Required

The option of every year, two years or three years that receives the highest number of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of the stockholders. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business but will not otherwise be counted and therefore will have no effect on this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote for “1 YEAR” on the frequency of the advisory vote on executive compensation.

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Superior is asking the stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Neither the Company’s Articles of Incorporation nor the Bylaws require that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Superior’s and its stockholders’ best interests.

Deloitte has audited Superior’s consolidated financial statements annually since 2009. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Superior by its independent registered public accounting firm, Deloitte & Touche LLP for professional services rendered for the years ended December 25, 2016 and December 27, 2015:

Fee Category	Fiscal 2016 Fees	Fiscal 2015 Fees
Audit Fees	$1,197,000	$1,251,000
Audit-Related Fees	6,000	32,720
Tax Fees	595,500	695,700
All Other Fees	909,000	157,730

Total Fees	$2,707,500	$2,137,150

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Superior’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for the statutory audits for certain subsidiaries located in Mexico.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Superior’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required to support the integrated audit of Superior’s consolidated financial statements and its internal controls over financial reporting and consultations concerning financial accounting and reporting standards.

Tax Fees. Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance and tax advice on international, federal and state tax matters. Additionally, the tax fees include services for assistance with a corporate tax project that was undertaken and completed in 2015.

All Other Fees. Consist of fees for professional services other than the services reported above, including permissible business process advisory and consulting services.

The Audit Committee determined that all non-audit services provided by Deloitte were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte to serve as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Proxies solicited by the board will be voted for the proposal unless stockholders specify a contrary vote.

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of March 1, 2017 for (i) the named executive officers (ii) each director and director nominee, (iii) all directors and named executive officers as a group and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Total Voting Power(1)(2)
5% Beneficial Stockholders:

BlackRock, Inc.(3)	2,814,025	11.3%

Dimensional Fund Advisors LP(4)	2,261,130	9.1%

GAMCO Asset Management, Inc.(5)	2,242,958	9.0%

The Vanguard Group, Inc.(7)	2,123,988	8.5%

Steven J. Borick(7)(8)	1,538,101	6.2%

The Louis L. Borick Foundation(7)	1,500,100	6.0%

Directors and Named Executive Officers:

Donald J. Stebbins(9)	199,670	*
Parveen Kakar(9)(10)	74,312	*
Kerry A. Shiba(9)(10)	72,774	*
Margaret S. Dano(9)(10)	45,515	*
Francisco S. Uranga(9)(10)	36,915	*
Timothy C. McQuay(9)	16,915	*
James S. McElya(9)	14,293	*
Jack A. Hockema(9)	21,915	*
Michael R. Bruynesteyn(9)	5,946	*
Ellen B. Richstone	—	*
Paul Humphries(9)	6,915	*
James F. Sistek(9)	16,176	*
Larry Oliver(9)	14,460	*
Superior’s Directors and Named Executive Officers as a Group (13 persons)(9)(10)	525,806	2.1%

*	Less than 1%.
(1)	All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.
(2)	The percentage of shares beneficially owned is based on 24,937,711shares of common stock outstanding as of March 1, 2017. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 1, 2017 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”), a registered investment advisor, is based solely on the Schedule 13G/A filed January 17, 2017 by BlackRock. By virtue of being the parent holding company of the holders of such shares, BlackRock has sole voting power with respect to 2,755,722 shares and sole dispositive power with respect to all 2,814,025 shares. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.

(4)	The information with respect to the holdings of Dimensional Fund Advisors LP (“Dimensional Fund”), a registered investment advisor, is based solely on the Schedule 13G/A filed February 9, 2017 by Dimensional Fund. Dimensional Fund serves as investment advisor to four registered investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”), which own all shares. The Funds have sole voting power with respect to 2,185,465 shares owned by the Funds and sole dispositive power with respect to all 2,261,130 shares owned by the Funds. The address for the Dimensional Fund is Palisades West, Building one, Austin, Texas 78746.
(5)	The information with respect to the holdings of GAMCO Asset Management Inc. (“GAMCO”), a registered investment advisor, is based solely on the Schedule 13D Amendment No. 39 filed January 24, 2017 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO, Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”) and Mario G. Gabelli (“Mario Gabelli”). Subject to certain restrictions, (i) GAMCO holds 1,208,075 shares and has sole voting power with respect to 1,117,075 shares; (ii) Gabelli Funds holds 543,000 shares and has sole voting and dispositive power with respect to such shares; (iii) Teton Advisors holds 483,883 shares and has sole voting and dispositive power with respect to such shares; and (iv) AC holds 8,000 shares and has sole voting and dispositive power with respect to such shares. None of GGCP, GBL or Mario Gabelli directly hold or have voting or dispositive power over any shares. Each of Gabelli Funds and GAMCO is wholly-owned subsidiary of GBL. Mario Gabelli is (i) the controlling stockholder, chief executive officer, chief investment officer and a director of GGCP, (ii) chairman and executive officer of GBL, (iii) chief investment officers of Gabelli Funds and (iv) controlling stockholder of Teton. The address for these holders is One Corporate Center, Rye, New York 10580-1435.
(6)	The information with respect to the holdings of The Vanguard Group, Inc. (“Vanguard”), a registered investment advisor, is based on the Schedule 13G/A filed February 10, 2017 by Vanguard. The aggregate amount beneficially owned by Vanguard is 2,123,988 shares. Of such shares, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 28,160 shares by virtue of its serving as investment manager of certain collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,046 shares by virtue of its serving as investment manager of Australian investment offerings. Vanguard has sole voting power with respect to 29,488 shares, sole dispositive power with respect to 2,094,110 shares and shared dispositive power with respect to 29,878 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	The information with respect to the share ownership of Steven J. Borick and The Louis L. Borick Foundation (the “Foundation”), of which Mr. Borick is the President, is based solely on the Schedule 13D/A, Amendment No. 12 filed on February 13, 2017. The Foundation and Mr. Borick share voting and dispositive power over the shares; however, Mr. Borick disclaims beneficial ownership of the shares held by the Foundation. The address for Mr. Borick and the Foundation is 2707 Kipling Street, Houston, Texas 77098.
(8)	Also includes 100 shares of common stock and 8,000 shares held by Blake Mills David Trust, of which Mr. Borick is the sole trustee and 40,000 shares held by Liatis Foundation, of which Mr. Borick is the President and member of the board.
(9)	Includes restricted stock units, subject to solely time-based vesting requirements, (“RSUs”) in the amount of 87,201 unvested RSUs for Mr. Stebbins, 9,881 unvested RSUs for Mr. Shiba, 8,756 unvested RSUs for each of Messrs. Kakar, Sistek and Oliver and 2,946 unvested RSUs for each of Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay and Uranga and Ms. Dano. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.
(10)	Includes stock options in the amount of 48,500 for Mr. Kakar, 49,000 for Mr. Shiba and 20,000 for each of Ms. Dano and Mr. Uranga that are currently or will become exercisable within 60 days of March 1, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we are not aware of any failure to file reports on a timely basis during the year ended December 25, 2016 under the reporting requirements of Section 16(a) of the Exchange Act, except that, Parveen Kakar, James Sistek and Kerry Shiba, failed to timely file a Form 4 for RSU vesting events (and related withholding events) that took place in March 2016 and Lawrence Oliver failed to timely file a Form 4 for an inheritance (occurring in April 2015), as well as for RSU vesting events (and related withholding events) and the purchase of shares (both occurring in March 2016). All aforementioned parties have subsequently filed Form 4 reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In the first quarter of 2015, we entered into an agreement to purchase a subscription to online software provided by New Generation Software Inc. (“NGS”). Our Senior Vice President, Business Operations, is a board member and passive investor and our Vice President of Information Technology is also a passive investor in NGS. We made payments to NGS of $243,000 and $351,000 during the 2016 and 2015 fiscal year, respectively. The transaction was entered into in the ordinary course of business and on an arms-length basis.

Review, Approval or Ratification of Transactions with Related Persons

As provided in its Committee charter, the Audit Committee is primarily responsible for the review, approval and ratification of related person transactions. As mandated by the Audit Committee, Superior’s management is required to inform the Audit Committee of all related person transactions, including relationships and dollar values. Superior’s Code of Conduct also requires that transactions be reported to the Audit Committee. Additionally, the Nominating and Corporate Governance Committee annually reviews any related person transactions involving a director when determining director independence.

“Related-person transactions” are transactions between Superior and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a person known to Superior to beneficially own 5% or more of Superior common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

Also see Note 11 — Leases and Related Parties in Notes to the Consolidated Financial Statements in Item 8 — Financial Statements and Supplementary Data of the Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Superior in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate Governance Guidelines and consideration of any other material relationship a director may have with Superior.

On March 1, 2017, the Board determined that all of its current directors are independent under these standards, except for Mr. Stebbins. All members of each of Superior’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis discusses Superior’s executive compensation structure, philosophy, decisions and results primarily for 2016 (and other relevant periods) and is organized into the following sections:

•	Executive Summary

•	2016 Say-on-Pay Vote and Stockholder Engagement

•	Compensation Governance

•	2016 Executive Compensation Components

•	Risk Mitigation, Regulatory, and Other Considerations

Our senior management team has been assembled to drive our performance and accomplish the performance results discussed below. This discussion focuses on the compensation structure in effect for the named executive officers (who will be referred to as the “NEOs”) in 2016. The tenure of each NEO with Superior is noted in the following table:

Name and Title		With Superior Since

•	Donald J. Stebbins, Chief Executive Officer and President	May 2014

•	Kerry A. Shiba, Executive Vice President, Chief Financial Officer (“CFO”) and Secretary	October 2010

•	Parveen Kakar, Senior Vice President, Sales, Marketing and Product Development	June 1989

•	James F. Sistek, Senior Vice President, Business Operations and Systems	August 2014

•	Lawrence R. Oliver, Senior Vice President, Manufacturing Operations	January 2015

Executive Summary

We are one of the largest suppliers of cast aluminum wheels to the world’s leading automobile and light truck manufacturers, with wheel manufacturing operations in the United States and Mexico. Products made in our North American facilities are delivered primarily to global automotive manufacturers’ assembly operations in North America.

Company Evolution

Since 2014, we have focused our strategic priorities on improving our financial and operating performance and increasing value for our stockholders. Even though the full impact of our operating initiatives has yet to be fully reflected in our financial performance, as discussed below, we continued seeing positive results in 2016.

Recent Business Highlights/Company Performance

✓	The following chart highlights key metrics of our financial and operating performance in 2016 as compared against 2015:

Key Metric	2016 Results	2016 vs. 2015

Diluted Earnings per Share	$1.62	80.0% increase

Units Shipped	12.3 million	9.0% increase

Value-added sales(1)	$408.7 million	13.3% increase

Net Income	$41.4 million	72.8% increase

EBITDA(2)	$88.7 million	27.3% increase

EBITDA(2) % of value-added sales(1)	21.7%	240 basis point improvement

EBITDA(2) % of net sales	12.1%	250 basis point improvement

Net cash provided by operating activities	$78.5 million	32.3% increase

✓	In order to enhance returns to our stockholders, we maintained a balanced approach to capital allocation in 2016 with over $39.1 million returned to stockholders in dividends and share repurchases and $39.6 million in capital expenditures

✓	Through our R&D efforts, we introduced to our customers several new product enhancements, including laser etching, decorative milling and our patent pending AluLiteTM wheel, which provides for improved weight and strength characteristics over our competitors’ products

✓	We improved safety performance by 40% in 2016

✓	We established a new relationship with a global original equipment manufacturer

✓	We completed a 500,000 wheel capacity expansion at our newest facility in Mexico

✓	We continued to invest in new manufacturing processes targeting the more sophisticated finishes and larger diameter products, which typically have greater value to our customers

✓	We established a new relationship with a low cost wheel manufacturer

✓	We opened a new shared services center in Mexico allowing the sharing of knowledge and standardization of best practices

✓	We continued making progress in our program management, product coating and the centralization of our product development programs

✓	We flexed to a 24/7 plant operating pattern

(1)	“Value-added sales” is a financial measure that is not calculated according to GAAP. A reconciliation for how we calculate “value-added sales” to net sales, the most comparable measure, may be found in the “Non-GAAP Financial Measures” section of Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.
(2)	EBITDA is a key measure that is not calculated according to GAAP, and we are including our 2016 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of EBITDA to net income, the most comparable measure.

Executive Compensation Highlights

Highlights of our 2016 executive compensation program and recent changes are summarized, as follows.

2016 Executive Compensation Highlights and Recent Changes

•	Individual Performance Component of Annual Incentive. The AIPP plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•	Solid 2016 Performance. Based on our AIPP Adjusted EBITDA growth in 2016, the AIPP for our NEOs was funded at 99.41% of target amounts. However, non-equity incentive plan compensation earned by our NEOs in 2016 decreased (year-over-year) for the NEOs due to our AIPP Adjusted EBITDA falling slightly below the 2016 target level of performance, whereas our 2015 AIPP Adjusted EBITDA performance had exceeded the 2015 target level of performance.

•	Long-Term Incentive Plan (“LTIP”) Performance Measures. We updated our LTIP in 2016 to include performance-based restricted stock units (“PRSUs”) that can be earned based on our achievement of the following three performance measures as calculated over a three-year period:

•	ROIC (40% weighting)

•	Cumulative EPS (40% weighting)

•	Relative TSR (20% weighting)

As discussed in the “2016 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this Proxy Statement, these performance measures were developed after a rigorous bottom-up financial analysis of our business.

•	LTIP Heavily (2/3) Performance-Based. Approximately 2/3 of the target annual LTIP awards consist of PRSUs and 1/3 consist of time-based restricted stock units (“RSUs”). Consequently, the target total direct compensation for our NEOs is heavily performance-based as shown in the following chart:

2016 Total Direct Compensation Allocation

(assuming performance-based components earned at target)

2016 Say-on-Pay Vote and Stockholder Engagement

Leading up to our 2016 annual meeting, members of our senior executive team and members of our Compensation and Benefits Committee engaged with many of our largest stockholders and heard their input regarding our executive compensation programs. As a result of these discussions and before last year’s vote was tallied, we:

Pre-Annual Meeting Compensation Actions

✓	Continued to align AIPP with our performance driven culture by continuing the use of an individual performance multiplier for each participant other than the CEO

✓	Maintained a LTIP driven by performance outcomes

✓	Continued to apportion the LTIP awards on a 1/3 RSUs and 2/3 PRSUs basis with vesting over 3 years

✓	Continued to have a formal clawback policy for all incentive-based awards granted on or after March 6, 2014

At our 2016 annual meeting, our stockholders did provide majority support for Superior’s NEO compensation through the Say-on-Pay Vote (approximately 67% support was received). However, since we received less than 70% support, we continued to engage in substantial outreach efforts with our major stockholders and their proxy advisors to gather feedback regarding our executive compensation programs.

Following the 2016 annual meeting, directors from our Compensation and Benefits Committee held additional meetings with significant stockholders and we also engaged and met with one proxy advisory firm regarding our executive compensation programs. Senior management also continually received input in the normal course of meetings with our stockholders.

The main themes of the feedback we received from these stockholder meetings are summarized, as follows:

Stockholder Feedback	Our Position/Response

• Emphasis on performance-based equity awards is important and ideally represents 2/3 of total equity awards	This 2/3 performance-based LTIP concentration for CEO compensation was mandated by our CEO’s previous employment agreement, which governed LTIP grants we made to him in 2016. We leveraged this concentration again in 2016 as the basis for our LTIP grants to all other NEOs. In 2017, the Compensation and Benefits Committee, pursuant to its business judgment, decided to grant LTIP awards using this same performance-based emphasis for LTIP grants to all of our NEOs.
• Time-based equity award should be granted pursuant to the business judgment of the Compensation and Benefits Committee, as opposed to promised in employment agreements	Modified our CEO’s employment agreement to eliminate the guarantee of annual time-based equity awards.
• Proxy statement description of the LTIP lacked detail on plan performance measures	Expanded our LTIP performance measurement disclosure
• The performance criteria used for our 2016 AIPP and 2016 LTIP help to align pay with performance	In 2017, we will continue to use the same performance criteria for our LTIP and AIPP.

In addition, as a result of the Compensation and Benefits Committee’s review of our programs, including an analysis of our 2016 Say-on-Pay results, we took the following actions:

Other Post-Annual Meeting Compensation Actions

✓	We expect to have Compensation and Benefits Committee members continue to schedule and meet with stockholders up until and through the 2017 Annual Meeting and thereafter.

✓	Maintained a LTIP with heavy (2/3) emphasis on performance-based PRSU component.

✓	Conducted (with the help of our independent compensation consultant) a comprehensive review of our executive compensation program.

✓	We will continue to evaluate mix of LTIP performance measures to reflect our business strategy.

✓	2017 performance criteria for the LTIP awards will include (weighting in parenthesis) cumulative EPS (40%), ROIC (40%) and Relative TSR (20%).

Compensation Governance

Philosophy

The Compensation and Benefits Committee believes that Superior’s NEOs should be paid in a manner that attracts, motivates and retains the best-available talent and rewards them for driving successful results. This philosophy is achieved through the base salary, AIPP and LTIP being set within the 50th and 75th percentile of the benchmark for each position, as well as recognizing the relative skills, experience and past performance of the NEOs and their respective roles and responsibilities within the organization, and judgments about the extent to which the NEOs can impact the company-wide performance and creation of stockholder value. Within this overall philosophy, the Compensation and Benefits Committee’s ongoing objectives are:

•	To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of our peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Superior’s satisfaction of financial and, to a significantly lesser degree, non-financial objectives; and

•	To align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards.

Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. Superior began placing an even greater emphasis on performance-based compensation in 2015. In 2015, the company deployed an AIPP and LTIP compensation program, which was developed after obtaining guidance from our independent compensation consultant and seeking and receiving feedback from some of our stockholders regarding desired plan design features.

Best Practices

The core of Superior’s executive compensation philosophy enables the company to continue to attract and retain talent while driving performance. The Compensation and Benefits Committee has made significant overhauls to our executive compensation program since 2014. The Compensation and Benefits Committee continues to monitor and review the compensation program against our financial performance and continues to monitor the market to ensure competitive and performance driven plans.

Our programs continue to have many features that our stockholders widely consider best practices and that we view as consistent with our compensation and governance philosophy, including:

BEST PRACTICES

✓	Significant Performance-Based Pay: Performance-based compensation comprised 60% of our CEO’s target total direct compensation for fiscal year 2016, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	Stock Ownership and Holding Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our stockholders. Until a person is in compliance with such requirements, they must hold 100% of the net shares received upon vesting of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Our executive officers are strongly discouraged from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued and formalized our policy of requiring a double trigger (change in control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2016.

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year.

✓	No “Liberal” change in control definition. Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓	Compensation Programs Designed to Reduce Risk. We have designed our compensation programs, so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders. We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially, as it relates to executive compensation matters.

Compensation Risk Oversight

The Compensation and Benefits Committee’s annual review and approval of Superior’s compensation philosophy and strategy includes the review of compensation-related risk management. The Compensation and Benefits Committee believes that the following risk oversight and compensation design features described in greater detail elsewhere herein safeguard against excessive risk taking:

•	Prohibitions on employees engaging in any speculative transactions in Superior’s common stock, like hedging, and the strong discouragement of executive officers from pledging Superior securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive stockholder value;

•	Equity awards for executive officers are also based on financial metrics that drive stockholder value and all equity awards have vesting requirements that align employees’ interests with stockholders’ interests; and

•	Superior maintains stock ownership guidelines as well as clawback provisions that further mitigate risk and promote oversight.

Methodology for Establishing Compensation

In designing and administering the compensation programs of the NEOs, the Compensation and Benefits Committee attempts to strike a balance among the above elements, which are discussed in more detail below. The Compensation and Benefits Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as Superior’s own specific short and long-term strategic objectives. The following section describes the various methods the Compensation and Benefits Committee uses in its design, administration and oversight of the compensation programs for the NEOs.

The Compensation and Benefits Committee has direct responsibility for making recommendations to the Board regarding the approval, amendment or termination of Superior’s executive compensation plans and programs. The Compensation and Benefits Committee establishes the annual compensation of Superior’s CEO. It also reviews the compensation for other executive officers and makes recommendations to the independent members of the Board.

Consistent with its charter, the Compensation and Benefits Committee is composed of four directors. Each member of the Committee is independent, as determined by the Board and based on the New York Stock Exchange listing standards. Their independence from management allows the Compensation and Benefits Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

The Compensation and Benefits Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with Superior’s business goals and pay philosophy. The Compensation and Benefits Committee has the final authority to hire and terminate any consultant, as well as the responsibility to consider the independence of the consultant. The Compensation and Benefits Committee continued to retain Willis Towers Watson in 2016 to assist with specific assignments. The Compensation and Benefits Committee has assessed the independence of Willis Towers Watson, and concluded that Willis Towers Watson’s work does not raise any conflict of interest under applicable SEC and New York Stock Exchange rules.

Setting Executive Pay (Benchmarking)

The Compensation and Benefits Committee is responsible for establishing the annual compensation of Superior’s CEO. For the remaining NEOs and other executives, Superior’s CEO recommends compensation levels and specific components of compensation. The Compensation and Benefits Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes to either the CEO or Board.

The Compensation and Benefits Committee typically reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices. These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the NEOs. The data also gives the Compensation and Benefits Committee information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives of companies in the industry that compete with us for executive talent. The Compensation and Benefits Committee targets the compensation components within the 50th and 75th percentile range of the peer data while taking into consideration the experience level and performance of each named executive officer.

For 2016, the Compensation and Benefits Committee relied upon the study performed by Willis Towers Watson in 2015. Willis Towers Watson was engaged, starting in 2015, to assist the Compensation and Benefits Committee in evaluating the competitiveness of Superior’s executive compensation program. Willis Towers Watson based its competitive pay assessment on survey data of a company with $800 million in revenue. In addition, for the CEO and CFO position, Willis Towers Watson utilized proxy data from our peer group consisting of the following fourteen automotive part and equipment manufacturers with median and mean revenues of approximately $864 million and $875 million, respectively:

Company Name	Market	Symbol
Accuride Corp.(1)	NYSE	ACW
Commercial Vehicle Group	NASDAQ	CVGI
Dorman Products, Inc.	NASDAQ	DORM
LCI Industries, Inc. (f/k/a Drew Industries, Inc.)	NYSE	LCII
Fuel Systems Solutions, Inc.(2)	NASDAQ	FSYS
Gentherm, Inc.	NASDAQ	THRM
Miller Industries, Inc.	NYSE	MLR
Modine Manufacturing Corp	NYSE	MOD
Shiloh Industries, Inc.	NASDAQ	SHLO
Spartan Motors Inc.	NASDAQ	SPAR
Standard Motor Products, Inc.	NYSE	SMP
Stoneridge Inc.	NYSE	SRI
Stattec Security Corp.	NASDAQ	STRT
Tower International Inc.	NYSE	TOWR

(1)	On November 18, 2016, Accuride was taken private by Crestview Advisors, L.L.C. and is no longer listed on the NYSE.
(2)	On June 1 2016, Fuel Systems Solutions, Inc. and Westport Innovations Inc. merged to become Westport Fuel Systems Inc.

2016 Executive Compensation Components

Introduction – Elements of Pay

The following is a summary of the 2016 direct core compensation elements (base salary, annual incentives and long-term incentives) of our executive compensation program.

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range
Base Salary	Provide a competitive rate of pay to attract, motivate and retain executive officers of the Company	Individual performance, experience, time in position and critical skills	Fixed	Cash	n/a

AIPP	Align a portion of annual pay to a key element of performance for the year	AIPP Adjusted EBITDA	Variable	Cash	0-200% of target(1)

Performance-Based RSUs	Align executive pay with long-term stockholder interests through equity-based compensation tied to key performance metrics of the Company	Cumulative EPS (40%) ROIC (40%) Relative TSR (20%)	Variable	Equity	0-200% of target number of shares (0-150% for CEO); PRSU value fluctuates with stock price movement

Time-Based RSUs	Directly align executive pay with long-term stockholder interests through equity-based compensation	Stock price alignment (3 yr. cliff vesting for CEO) (3 yr. ratable vesting for all other NEOs)	Variable	Equity	Fluctuates with stock price movement

(1)	This number is subject to adjustment for individual performance for all of our NEOs other than our CEO.

In addition, Superior’s NEOs were provided retirement benefits and certain other benefits.

Narrative descriptions of the individual elements of compensation are set forth below.

The Compensation and Benefits Committee does not use a specific formula for allocating compensation among the various components. Instead, the Compensation and Benefits Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our stockholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to Superior. The base salary of the CEO was established when we he was appointed as our CEO in May of 2014 and has remained the same through fiscal year 2016.

For NEOs other than the CEO, base salary adjustments are based on recommendations of the CEO to the Compensation and Benefits Committee, taking into account the executive’s performance, scope of work, competitive benchmarks and Company performance. In setting 2016 salaries, the CEO and the Compensation and Benefits Committee reviewed the analysis and findings of our independent compensation consultant. Base salaries for NEOs other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities. On March 28, 2016, certain of our NEOs received merit and market based increases, as shown in the following table:

2016 Base Salary Increase – NEO

Officer Name	Date	Reason		Increase	Salary
Stebbins, Don	n/a	n/a		0.00%	$900,000.00
Shiba, Kerry	3/28/16	Merit	*	3.70%	$420,000.00
Kakar, Parveen	3/28/16	Merit	*	4.00%	$390,000.00
Sistek, James	3/28/16	Merit	*	4.00%	$390,000.00
Oliver, Larry	3/28/16	Merit	*	4.00%	$390,000.00

*	Merit increase related to attainment of performance objectives under the 2016 Annual Performance Management Program (as discussed further in the following “Annual Incentive Compensation and Bonuses” section)

2017 Update. Annual base salary rates to be effective as of April 1, 2017, as determined on the Record Date:

2017 Base Salary Increase – NEO

Officer Name	Date	Reason		Increase	Salary
Stebbins, Don	n/a	n/a		0.00%	$900,000.00
Shiba, Kerry	n/a	n/a		0.00%	$420,000.00
Kakar, Parveen	4/01/17	Merit	*	4.00%	$405,600.00
Sistek, James	4/01/17	Merit	*	4.00%	$405,600.00
Oliver, Larry	n/a	n/a		0.00%	$390,000.00

*	Merit increase related to attainment of performance objectives under the 2017 Annual Performance Management Program (as discussed further in the following “Annual Incentive Compensation and Bonuses” section).

Annual Incentive Compensation and Bonuses

As part of our proxy filed in 2016, we submitted the AIPP so that our stockholders could approve the material terms of the AIPP’s performance goals. At Superior’s 2016 annual meeting of stockholders, approximately 99% of the votes cast on this proposal were voted in favor of adopting the AIPP. As a product of this approval, we combined our prior AIPP for our CEO and the AIPP into one plan document. Accordingly, we have granted awards under the AIPP, as indicated further below.

In 2016, the AIPP continues the program implemented in 2011, which provides a correlation to Company performance by using AIPP Adjusted EBITDA as a payout metric, coupled with an individual performance component for our NEOs other than the CEO based on the individual’s performance rating under the Annual Performance Management Program. “AIPP Adjusted EBITDA” is a performance measure that is equal to our earnings before interest income and expense, income taxes, depreciation, amortization and M&A activity costs.

The Compensation and Benefits Committee selected the financial performance component of the AIPP for 2016, because it is an objective measure of core Company performance, without considering matters such as, interest income or expense, taxes, or depreciation and amortization, which generally do not impact operational efficiencies. The Compensation and Benefits Committee believes that this type of program, which combines objectively measureable financial goals with adjustments for individual performance for certain NEOs, reinforces a Company culture based on team contribution towards results and provides a clear line of sight for participants to understand individual rewards.

The AIPP Adjusted EBITDA target for this program was adopted after we conducted a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board. Because of this comprehensive process, the Compensation and Benefits Committee approved a performance goal level that is designed to be met if we meet our business plan.

Under the AIPP, Mr. Stebbins was eligible to receive a cash bonus ranging from 0% to 200% of his base salary depending on Superior’s level of achievement of AIPP Adjusted EBITDA goals, set forth in the following table, which were set by the Compensation and Benefits Committee and approved by the Board:

AIPP Adjusted EBITDA Goal ($)	% of AIPP Adjusted EBITDA Target	% of CEO Salary Payable	Actual % of CEO Salary Earned	Total Amount Paid
<72,000,000	<80.0%	0%
72,000,000	80.0%	80.0%
89,470,000*	99.41%	99.41%	99.41%	$894,690
90,000,000	100.0%	100.0%
108,000,000	120.0%	200.0%
>108,000,000	>120%	200.0%

*	Actual 2016 AIPP Adjusted EBITDA achieved.

The AIPP for 2016 provides annual cash incentives to our NEOs and other high ranking executives other than the CEO along the same basic structure as was used in 2015, with fixed and discretionary components. A fixed amount, expressed as a percentage of base salary, was payable if the Company achieved a set level of AIPP Adjusted EBITDA. For all NEOs other than the CEO, the Compensation and Benefits Committee could exercise its business judgment to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending the NEO’s annual performance rating (against pre-specified individual performance goals). Under the AIPP for 2016, the target bonus percentage for the NEOs ranged from 75% to 80% of base salary if the target AIPP Adjusted EBITDA was attained.

The following table illustrates the payout opportunities under the AIPP Adjusted EBITDA and individual performance components of the AIPP for 2016:

AIPP Adjusted EBITDA Goal ($)	% of AIPP Adjusted EBITDA Target	% of Salary Payable	Individual Performance Multiplier
<72,000,000	<80	0%	n/a
72,000,000	80.0%	60% - 64%	0-200%
81,200,000	90.0%	68% - 72%	0-200%
89,470,000*	99.41%	75% - 85%	0-200%
90,000,000	100.0%	75% - 86%	0-200%
99,000,000	110.0%	83% - 88%	0-200%
108,000,000	120.0%	90% - 96%	0-200%
117,000,000	130.0%	98% - 104%	0-200%
>117,000,000	130.0%	98% - 104%	0-200%

*	Actual 2016 AIPP Adjusted EBITDA achieved, on an adjusted basis, as described above.

The following table shows the target award, AIPP Adjusted EBITDA performance multiplier, individual performance multiplier, and amounts paid to the NEOs other than the CEO under the AIPP for 2016:

Name	Target Award	AIPP Adjusted EBITDA Performance Multiplier	Individual Performance Multiplier		Total Amount Earned
K. A. Shiba	$252,000	99.41%	100	%(1)	$250,513
P. Kakar	$195,000	99.41%	100	%(2)	$193,850
J. Sistek	$195,000	99.41%	115	%(3)	$222,913
L. Oliver	$195,000	99.41%	50	%(4)	$96,925

(1)	Mr. Shiba achieved his performance objectives due to his leadership and results of the following: financial group transition, M&A analysis, investor outreach and implementation of a new tax strategy.
(2)	Mr. Kakar achieved his performance objectives due to his leadership and results of the following: sales growth, market analysis, product and process development, customer relationships and operational support to our Mexican facilities.
(3)	Mr. Sistek exceeded his performance objectives due to his leadership and results of the following: establishment of shared services, supplier relationships, information technology transformation, global business practices and supply chain savings initiatives and operational support to our Mexican facilities.
(4)	Mr. Oliver did not meet his performance objectives in 2016.

Long-Term Equity Incentive Compensation

The Compensation and Benefits Committee, after receiving feedback prior to our 2015 annual meeting from management’s discussion with some of our stockholders regarding desired plan design features, approved certain changes to our long-term incentive awards in 2015. In these conversations, we discussed leveraging the performance-based features in our CEO’s 2014 employment agreement across all of our NEOs. Due to the positive feedback regarding this concept, we implemented a new long-term incentive program in 2015 that mirrors the strong (2/3) emphasis on performance-based equity awards inherent in our CEO’s 2014 employment agreement. This emphasis continued in 2016. In 2016, the total value of our LTIP awards, which were granted on March 7, 2016, was allocated 2/3 to PRSU awards and 1/3 to RSU awards. The PRSU awards provide Mr. Stebbins the opportunity to earn up to 150% of the target award value in Company stock and our other NEOs the opportunity to earn up to 200% of the target award value in Company stock. Performance criteria for the 2016 PRSU awards to all of our NEOs were updated to be the following (weighting in parenthesis): (i) Cumulative EPS (40%), (ii) ROIC (40%) and (iii) Relative TSR (20%).

Each of these three performance criteria are calculated as follows:

•	Cumulative EPS: “Cumulative EPS” is a performance measure that is equal to the sum of our net income divided by the weighted average of our common stock, issued and outstanding, for each of the fiscal years during the three year period ending December 31, 2018 (the “Performance Period”).

•	ROIC: “ROIC” is a performance measure that is equal to our yearly average of our pre-tax net income divided by Invested Capital during the Performance Period. “Invested Capital” is equal to our accounts receivable, inventory, prepaid aluminum, net fixed assets and accounts payable.

•	Relative TSR: “Relative TSR” is a performance measure that is equal to the TSR of our proxy peers (as listed in the “2016 Performance & Business Highlights section of this Proxy Statement) during the Performance Period.

The Compensation and Benefits Committee choose each criterion for the following reasons:

•	Cumulative EPS: The Compensation and Benefits Committee chose Cumulative EPS because it believes this performance criterion is an indicator of our profitability and best represents our business’s ability to generate on-going stockholder value in successfully executing our business strategy.

•	ROIC: The Compensation and Benefits Committee chose ROIC because it believes it is a key measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase stockholder value.

•	Relative TSR: The Compensation and Benefits Committee chose Relative TSR because it believes it is a key measurement that indicates overall stockholder value as compared to our proxy peers.

The target levels of these performance criteria were designed after a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board. Because of this process, the Compensation and Benefits Committee approved performance goal levels that are designed to be met if we meet our business plan.

The RSU award for Mr. Stebbins cliff vests on December 31, 2018 and the RSU awards for the other NEOs vest in equal annual installments over a three-year period.

The total target award opportunities for our NEOs, expressed as a percentage of each NEO’s annual base salary (at date of grant), is as follows: Mr. Stebbins – 200%, Mr. Shiba – 80%, Mr. Kakar – 75%, Sistek – 75%, and Oliver – 75%. The numbers of units awarded to our NEOs in 2016 are set forth in the following chart:

2016 NEO Long-Term Incentive Awards

Name	PRSUs (at target) (#)	RSUs (#)
Don Stebbins	64,103	32,051
Kerry Shiba	9,465	4,733
Parveen Kakar	8,216	4,108
James Sistek	8,216	4,108
Larry Oliver	8,216	4,108

2017 Update. The Compensation and Benefits Committee, in connection with the aforementioned study by Willis Towers Watson and after receiving feedback from management’s discussion with some of our stockholders regarding desired plan design features, has approved the use of the same performance criteria (and weighting) that was used for the 2016 LTIP awards for the 2017 LTIP awards (Cumulative EPS, ROIC and Relative TSR). The target value for the 2017 LTIP awards for our NEOs as a percentage of base salary are as follows: Mr. Stebbins – remains at 200%; Mr. Shiba – 90% ; Mr. Kakar – 90%; Mr. Sistek – 90%; and Mr. Oliver – 90%. In order to align all of our NEO’s compensation, starting in 2017, all NEO’s will be granted RSUs that vest in equal annual installments over a three-year period.

Retirement and Similar Benefits

Mr. Kakar, is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate employment after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service). Upon a qualifying termination, Superior will pay to the participant a benefit equal to 30% of his or her final average compensation over the preceding 36 months. For employee participants, final average compensation includes only base salary. The benefit is paid bi-weekly and continues for the longer of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek, and Oliver are not participants.

All employees may participate in Superior’s tax-qualified Savings and Retirement Plan which is a 401(k) plan. For fiscal year 2016, Superior matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%. However, Superior did not match employee contributions in excess of the legal limit of $18,000 ($24,000 for individuals older than 50 years of age) in 2016. All Company contributions are vested 100% after two years of service.

Other Benefits

Superior provides NEOs with incidental benefits that the Compensation and Benefits Committee believes are reasonable and consistent with the competitive market. For example, the NEOs receive an automobile allowance (which is a similar benefit provided to some of our other employees). In addition, the NEOs may participate in Superior’s health and welfare benefit plans that are available to other executives and employees. Additionally, in 2016, we provided additional perquisites to our CEO and CFO as further discussed in footnote 5 to the “Summary Compensation Table” section of this Proxy Statement. The commuting and temporary living expenses to our CFO discussed therein are scheduled to terminate in June 2017.

Severance / Change in Control Benefits

Mr. Stebbins’ Employment Agreement provides him a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two years’ base salary and two times current year annual bonus at target level, and health care continuation is 24 months if Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior.

Messrs. Kakar, Shiba, Sistek and Oliver currently participate in the Executive Change in Control Severance Plan. The plan is intended to encourage executive officers to remain employed with the Company during an important time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control. The amounts to be paid under the plan help ensure that the interests of Superior’s executives will be materially consistent with the interests of Superior’s stockholders when considering corporate transactions. Under the plan, if the employment of a participant is terminated within two years following a change in control, the participant will receive a two-times multiple of the sum of both the participant’s annual base salary and the participant’s target annual bonus, paid in a lump sum within 60 days after termination. The participant would also receive a pro-rata target annual bonus for the year in which the change in control occurs. The Compensation and Benefits Committee considers these protections to be an important part of the NEOs’ compensation and consistent with competitive market practices.

Other Termination or Change in Control Benefits

Upon a change of control of Superior, participants will fully vest in the benefits provided under the Salary Continuation Plan. Moreover, the Amended and Restated 2008 Equity Incentive Plan provides that all outstanding equity awards will become fully vested upon the occurrence of a change in control unless the award agreement provides otherwise or the award is assumed by the successor entity. If the awards are assumed by the successor entity, a “double-trigger” vesting applies, so that a participant’s awards vest if he incurs a qualifying termination within two years after the change of control.

Risk Mitigation, Regulatory, and Other Considerations

Executive Stock Ownership Guidelines

In July 2015, the Board approved revised stock ownership guidelines for its executive officers, including the NEOs. The Chief Executive Officer is required to own shares equal to 5 times his annual base salary and all other executive officers are required to own shares equal to 2 times his or her annual base salary. The applicable level of stock ownership must be attained within 5 years of becoming subject to the Stock Ownership Guidelines. In addition, participants must retain 100% of the net shares received upon exercise or vesting until in compliance with the required ownership level.

All of our NEOs are in compliance with these stock ownership guidelines. Additionally, all of our NEOs (other than Mr. Sistek, who joined the Company in 2015 and Mr. Oliver, who joined the Company in 2016) meet the required ownership level under this stock ownership policy.

Ownership levels as of the last measurement date are shown in the following table.

Name	Share Guideline ($ value)	Total Shares Held ($ value)*
Don Stebbins	$4,500,000	$8,021,652
Kerry Shiba	$840,000	$1,708,895
Parveen Kakar	$780,000	$1,360,382
Jim Sistek	$780,000	$725,487
Larry Oliver	$780,000	$636,372

*	For purposes of determining compliance with the Stock Ownership Guidelines, the aggregate value of the shares required to be owned for the fiscal year ending December 25, 2016 was determined as of January 3, 2017 based on a stock price of $26.85 which was the average closing price of the Company’s common stock as reported on the New York Stock Exchange for the fiscal year ended immediately prior to such determination date.

Clawback Policy

The Company adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive-based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that Superior may deduct in any one year with respect to its NEOs other than the CFO. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible, without regard to the limits of Section 162(m).

The AIPP and the Amended and Restated 2008 Equity Incentive Plan allow the Compensation and Benefits Committee to grant incentive awards that may qualify for the performance-based compensation exemption from Section 162(m). However, to maintain flexibility in compensating our executives, the Compensation and Benefits Committee reserves the right to use its business judgment to authorize compensation payments that may not qualify under the performance-based compensation exemption when the Compensation and Benefits Committee believes that such payments are appropriate. For example, equity awards that vest solely based on service criteria are not eligible for the performance-based compensation exemption.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act that might incorporate future filings made by Superior under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by Superior under those statutes.

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement for the 2017 Annual Meeting of stockholders.

Submitted by the Compensation and Benefits Committee of the Board of Directors

James S. McElya, Chairperson

Paul J. Humphries

Timothy C. McQuay

Francisco S. Uranga

COMPENSATION TABLES

Summary Compensation Table

The following table provides summary information concerning the compensation earned for services rendered in all capacities to Superior by its Chief Executive Officer, its Chief Financial Officer, and each of its other three most highly compensated executive officers whose total compensation for 2016 was in excess of $100,000 and who were serving as executive officers at the end of 2016.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(2) $		Option Awards $	Non- Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)(4) $	All Other Compensation(5) $	Total $
Donald J. Stebbins	2016	900,000	—	2,194,234	(6)	—	894,690	—	29,751	4,018,675
President and Chief	2015	900,000	—	1,765,204		—	983,256	—	28,165	3,676,625
Executive Officer	2014	571,153	—	2,574,925		—	480,511	—	80,069	3,706,658

Kerry A. Shiba	2016	422,202	—	323,998		—	250,513	—	126,924	1,123,637
Executive Vice President,	2015	396,940	—	253,377		—	265,478	—	21,924	937,719
Chief Financial Officer and	2014	373,649	—	153,280		—	153,776	—	20,504	701,209
Secretary

Parveen Kakar	2016	385,962	—	281,234		—	193,850	132,675	24,135	1,017,856
Senior Vice President –	2015	354,808	—	195,507		—	260,000	101,520	17,435	929,270
Sales, Marketing	2014	258,870	—	124,540		—	86,100	173,800	14,278	657,588
and Product Development

James F. Sistek	2016	385,962	—	281,234		—	222,913	—	21,998	912,107
Senior Vice President –	2015	375,000	—	195,507		—	275,000	—	23,298	868,805
Business Operations and Systems	2014	—	—	—		—	—	—	—	—

Lawrence R. Oliver	2016	385,962	—	281,234		—	96,925	—	21,470	785,591
Senior Vice President –	2015	353,365	109,000	195,507		—	260,000	—	53,497	971,369
Manufacturing Operations	2014	—	—	—		—	—	—	—	—

(1)	Reflects a sign on bonus.
(2)	For 2016, reflects the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to Superior’s Amended and Restated 2008 Equity Incentive Plan to each of the NEOs computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. The fair value of the RSU and PRSU awards at grant date is broken down as follows:

Name	RSU ($)	PRSU At Target ($)	PRSU At Maximum ($)
Mr. Stebbins	731,404	1,462,830	2,194,245
Mr. Shiba	108,007	215,991	431,982
Mr. Kakar	93,745	187,489	374,978
Mr. Sistek	93,745	187,489	374,978
Mr. Oliver	93,745	187,489	374,978

(3)	Reflects the amounts of the actuarial increase in the present value of each NEO’s benefits under Superior’s Salary Continuation Plan, determined using the same assumptions used for financial statement reporting purposes, as reflected in note 12 to our audited financial statements included in Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek, and Oliver are not participants in the Salary Continuation Plan.

(4)	The actuarial present value of the NEOs’ benefits under the Salary Continuation Plan increased in 2016 due to Mr. Kakar’s salary merit increase.
(5)	The amounts shown generally include matching contributions allocated by Superior to each NEO pursuant to the Savings and Retirement Plan, the value attributable to life insurance premiums paid by Superior on behalf of the NEOs, and a car allowance for each of the NEOs.
Additionally, Mr. Stebbins’ all other compensation in 2016 includes a reimbursement of attorneys’ fees related to the amendment and restatement of his employment agreement of $4,247. Also, Mr. Shiba’s all other compensation in 2016 includes $101,291, which is made up of $55,775 in reimbursements for commuting and temporary living expenses and $45,516 in related income tax gross ups, which were incurred as a result of the Company’s relocation of its headquarters from Van Nuys, CA (where Mr. Shiba’s current home is) to Southfield, MI, as well as the other benefits he receives, which are afforded to other NEOs. The reimbursement of these commuting and temporary living expenses to Mr. Shiba is scheduled to terminate in June 2017.
(6)	Please see footnote 3 to the “Grants of Plan Based Awards” section of this Proxy Statement for a discussion of how Mr. Stebbins’ equity award was calculated.

Grants of Plan Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the year ended December 25, 2016.

2016 Grants of Plan Based Awards

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	Grant Date Fair Value of Stock and Option Awards (2) $
			Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Donald J. Stebbins	Annual Incentive	N/A	720,000	900,000	1,800,000	—	—	—	—	—
	RSU	3/7/2016	—	—	—	—	—	—	32,051	731,404	(3)
	PRSU	3/7/2016	—	—	—	48,077	64,103	96,155	—	1,462,830	(3)
Kerry A. Shiba	Annual Incentive	N/A	201,600	252,000	756,000	—	—	—	—	—
	RSU	3/7/2016	—	—	—	—	—	—	4,733	108,007
	PRSU	3/7/2016	—	—	—	4,733	9,465	18,930	—	215,991
Parveen Kakar	Annual Incentive	N/A	156,000	195,000	585,000	—	—	—	—	—
	RSU	3/7/2016	—	—	—	—	—	—	4,108	93,745
	PRSU	3/7/2016	—	—	—	4,108	8,216	16,433	—	187,489
James Sistek	Annual Incentive	N/A	156,000	195,000	585,000	—	—	—	—	—
	RSU	3/7/2016	—	—	—	—	—	—	4,108	93,745
	PRSU	3/7/2016	—	—	—	4,108	8,216	16,433	—	187,489
Lawrence Oliver	Annual Incentive	N/A	156,000	195,000	585,000	—	—	—	—	—
	RSU	3/7/2016	—	—	—	—	—	—	4,108	93,745
	PRSU	3/7/2016	—	—	—	4,108	8,216	16,433	—	187,489

(1)	Represents threshold, target and maximum payout opportunities under the AIPP. Actual amounts earned by the NEOs under these programs are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For purposes of Threshold amounts provided above, calculations are based off of the AIPP Adjusted EBITDA target and do not reflect further reductions based on the application of the Individual Performance Multiplier. Detailed information on the AIPP can be found under the “Compensation Discussion and Analysis – 2016 Executive Compensation Components – Annual Incentive Compensation and Bonuses” section in this Proxy Statement.
(2)	Reflects the grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to the Amended and Restated 2008 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. Grant date fair value is based on the fair market value of Superior’s common stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements in Superior’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016. Detailed information regarding these grants can be found under the “Compensation Discussion and Analysis—2016 Executive Compensation Components—Long-Term Equity Incentive Compensation” section in this Proxy Statement.
(3)	Mr. Stebbins and the Company were both parties to an Executive Employment Agreement, effective as of May 5, 2014, which provided that the amount of total LTIP shares Mr. Stebbins would be granted in 2016 would be equal to two times his base salary (as determined as of the first day of the 2016 fiscal year) divided by the fair market value of one share of our common stock (as determined as of the first day of the 2016 fiscal year). This employment agreement provided that 2/3 of this grant would be allocated to PRSUs and 1/3 of this grant would be allocated to RSUs. The fair market value of 96,154 (32,051 RSUs and 64,103 PRSUs) shares of our common stock on December 28, 2015 was approximately equal to $1.8 million. However, due to the appreciation of our common stock between the calculation date (December 28, 2015) and the grant date (March 7, 2016), we were required to report $2,194,234 ($731,404 in RSUs and $1,462,830 in PRSUs) as the fair value of the RSUs and PRSUs granted to Mr. Stebbins on March 7, 2016. As noted in the following section, this agreement was amended and restated this year, in part, to get rid of this requirement.

Employment Agreement

Donald J. Stebbins, President and CEO

Based on feedback from our stockholders, we entered into an Amended and Restated Executive Employment Agreement with Donald J. Stebbins, dated August 10, 2016 (the “Employment Agreement”). The Employment Agreement was amended and restated to provide that, beginning in fiscal year 2017, Mr. Stebbins’ long term incentive awards and the allocation of such awards between time-based and performance-based components will be made by the Compensation and Benefits Committee under the terms of our Amended and Restated 2008 Equity Incentive Plan, provided that he is granted a target long-term incentive opportunity of 200% of his annual base salary (among other modifications). The term of the Employment Agreement is from August 10, 2016 and shall continue through and including April 30, 2017, with additional one-year automatic renewals unless either Mr. Stebbins or we provide advance notice of nonrenewal of the Employment Agreement.

The Employment Agreement provides for an initial annual base salary of $900,000, which may be adjusted by the Compensation and Benefits Committee. The Employment Agreement provides for an annual bonus based on attainment of performance goals, determined by our Compensation and Benefits Committee, in the amount of 80% of annual base salary at threshold level performance, 100% of annual base salary at target level performance and up to a maximum of 200% of annual base salary. Superior also provides Mr. Stebbins a monthly automobile allowance and reimbursement of certain attorneys’ fees in connection with entering into the Employment Agreement. Mr. Stebbins is entitled to four weeks annual paid vacation and to participate in all benefit plans generally made available to executive officers of Superior.

The Employment Agreement includes a clawback of unearned incentive compensation paid based upon inaccurate financial results or erroneous information.

The Employment Agreement provides Mr. Stebbins a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two year’s base salary and two times current year annual bonus at target level, and 24 months’ health care continuation is, if Mr. Stebbins is terminated without “cause” (as defined therein) or resigns for “good reason” (as defined therein) within one year following a change in control of Superior.

In general, the Employment Agreement provides that the equity awards vest only if Mr. Stebbins continues in employment with Superior through the vesting date or end of the performance period. The remaining 50,000 shares outstanding related to his inducement grant of restricted stock will pro-rata vest upon Mr. Stebbins’ termination of employment as a result of death or disability. Additionally, vesting of this initial 50,000 share restricted stock inducement grant fully accelerates if Mr. Stebbins is terminated without “cause” or resigns for “good reason, or if at any time between August 10, 2016 and Mr. Stebbins’ termination date, two or more members concurrently serving on the Board are persons who were neither appointed by the Board nor included in a slate recommended by the Board for election by Superior’s stockholders. If Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior, all time-based equity awards becomes vested in full, and the performance-vested restricted stock units are to vest and be converted into shares based upon the level of attainment of performance goals through the change in control date.

These severance payments and benefits, and the acceleration of equity awards described above, are conditioned upon Mr. Stebbins providing Superior a release of claims.

The Employment Agreement does not provide a gross up for taxes incurred from receiving excess parachute payments on a change in control. The benefits under the Employment Agreement are to be reduced to the extent necessary to avoid the excise tax under Section 4999 of the Internal Revenue Code if such reduction results in a higher after-tax amount to Mr. Stebbins.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by the NEOs at December 25, 2016.

Outstanding Equity Awards

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Donald J. Stebbins	—	—	—	—	32,051	860,569	64,103	1,721,166	(2)
	—	—	—	—	30,045	806,708	90,135	2,420,125	(3)
	—	—	—	—	50,000	1,342,500	—	—
	—	—	—	—	82,455	2,213,917	—	—
Kerry A. Shiba	—	—	—	—	4,733	127,081	9,465	254,135	(2)
	—	—	—	—	2,875	77,194	17,250	463,163	(3)
	—	—	—	—	2,667	71,609	—	—
	12,000	—	16.76	4-May-2022	—	—	—	—
	12,000	—	22.57	13-May-2021	—	—	—	—
	25,000	—	17.71	28-Oct-2020	—	—	—	—
Parveen Kakar	—	—	—	—	4,108	110,300	8,216	220,600	(2)
	—	—	—	—	2,219	59,580	13,310	357,374	(3)
	—	—	—	—	2,167	58,184	—	—
	9,000	—	16.76	4-May-2022	—	—	—	—
	9,000	—	22.57	13-May-2021	—	—	—	—
	5,000	—	16.32	20-May-2020	—	—	—	—
	4,500	—	15.17	14-Aug-2019	—	—	—	—
	15,000	—	21.84	16-May-2018	—	—	—	—
	12,000	—	18.55	12-Dec-2017	—	—	—	—
James Sistek	—	—	—	—	4,108	110,300	8,216	220,600	(2)
	—	—	—	—	2,219	59,580	13,310	357,374	(3)
	—	—	—	—	2,145	57,593	—	—
Lawrence Oliver	—	—	—	—	4,108	110,300	8,216	220,600	(2)
	—	—	—	—	2,219	59,580	13,310	357,374	(3)

(1)	Options granted other than to Mr. Stebbins have expiration dates in 2021 or later (i.e., those granted in 2011 or later), vest in annual installments over three years. In 2014 all restricted share awards (other than those granted to Mr. Stebbins) vest in annual installments over three years. With respect to the awards granted to Mr. Stebbins in 2014, 50,000 of Mr. Stebbins’ restricted share awards cliff vest on April 30, 2017 and 82,455 restricted share awards became fully vested on December 30, 2016. All RSU awards granted in 2015 vest in annual installments over three years except for Mr. Stebbins’ award, which “cliff” vests on December 31, 2017. All RSU awards granted in 2016 vest in annual installments over three years except for Mr. Stebbins’ award, which “cliff” vests on December 31, 2018.
(2)	Reflects the value calculated by multiplying the number of share or units by $26.85, which was the closing price of Superior’s stock on December 23, 2016, the last trading day in our 2016 fiscal year. Based on performance through December 25, 2016, amounts of equity incentive plan awards are reported at their target levels.
(3)	Reflects the value calculated by multiplying the number of share or units by $26.85, which was the closing price of Superior’s stock on December 23, 2016, the last trading day in our 2016 fiscal year. Based on performance through December 25, 2016, amounts of equity incentive plan awards are reported at their maximum levels.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table summarizes the exercising of options and vesting of restricted stock unit awards for the NEOs for fiscal year ended December 25, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Donald J. Stebbins	—	—	—	—
Kerry A. Shiba	—	—	6,249	201,461
Parveen Kakar	6,000	47,448	4,595	124,731
James Sistek	—	—	3,319	88,010
Lawrence Oliver	—	—	1,109	23,677

(1)	The value realized was computed by multiplying the number of shares of options exercised by the closing stock price of Superior’s common stock on the date of vesting less the exercise price.
(2)	The value realized was computed by multiplying the number of shares of restricted stock vesting by the closing stock price of Superior’s common stock on the date of vesting.

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about securities authorized for issuance under Superior’s equity compensation plans. The features of these plans are described in Note 15 to our audited financial statements in Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans(2)
Equity Compensation Plans approved by security holders	231,625	$18.88	1,809,280
Equity Compensation Plans not approved by security holders	—	—	—
Total	231,625	$18.88	1,809,280

(1)	As of December 25, 2016, the average remaining term of all outstanding options is 3.1 years.
(2)	Represents the number of remaining shares available for grant as of December 25, 2016 under the Amended and Restated 2008 Equity Incentive Plan. All shares remaining available for future issuance as of December 25, 2016 may be used for grants of options or stock appreciation rights, whereas, over the life of this plan, only 600,000 of these shares may be granted as full-value awards.

Pension Benefits

The following table summarizes the present value of benefits under Superior’s Salary Continuation Plan for each of the NEOs as of December 25, 2016.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Donald J. Stebbins	—	—	—	—
Kerry A. Shiba	—	—	—	—
Parveen Kakar	Salary Continuation Plan	—	777,829	—
James Sistek	—	—	—	—
Lawrence Oliver	—	—	—	—

(1)	Pursuant to the Salary Continuation Plan, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by Superior), the Salary Continuation Plan provides for Superior to pay to the individual, upon ceasing to be employed by Superior for any reason, a benefit equal to 30% of the employee’s final average compensation over the preceding 36 months. Final average compensation only includes base salary for employees. The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.
(2)	“Years of credited service” does not apply to the Salary Continuation Plan. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek and Oliver are not participants in the Salary Continuation Plan.
(3)	Represents the present value of accumulated benefits payable to each of the NEOs, under the Salary Continuation Plan, determined using the same assumptions described in Note 12 to our audited financial statements in Superior’s Annual Report on Form 10-K for the year ended December 25, 2016 filed with the SEC on March 3, 2017.

Nonqualified Deferred Compensation.

Superior does not have any nonqualified deferred compensation plans other than the Salary Continuation Plan.

Potential Payments upon Termination of Employment or Change in Control

Other than Mr. Stebbins, our President and CEO, none of Superior’s NEOs has had an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, Superior does provide severance benefits upon the termination of a NEO’s employment under certain prescribed circumstances.

For a description of benefits upon termination of employment or change of control, see the “2016 Executive Compensation Components—Change in Control Severance Benefits” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

Other Arrangements. The Salary Continuation Plan, as of the end of the fiscal year 2016, provides Mr. Kakar salary continuation benefits upon termination of employment due to a change in control, the “2016 Executive Compensation Components – Retirement and Similar Benefits” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

Summary of Potential Termination Payments and Benefits. The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he had terminated employment on

December 25, 2016 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2016, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan and death or disability benefits under our generally available welfare programs. This table also does not include the value of unvested equity awards that vest on a change in control, as those amounts are shown in the next table and are not contingent on a termination of employment.

Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason(1)	Retirement	Death(1)	Disability(1)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control	Actual Termination Amounts Received
Donald J. Stebbins
Cash Severance	—	900,000	—	—	—	1,800,000	—
Bonus Severance	—	900,000	—	—	—	1,800,000	—
COBRA Premiums	—	14,409	—	—	—	28,817	—
Equity Acceleration	—	1,342,500	—	3,278,028	3,278,028	8,558,276	—
Total	—	3,156,909	—	3,278,028	3,278,028	12,187,093	—

Kerry A. Shiba
Cash Severance	—	—	—	—	—	840,000	—
Target 2016 Bonus	—	—	—	—	—	252,000	—
Equity Acceleration	—	—	—	—	—	734,601	—
Total	—	—	—	—	—	1,853,600	—

Parveen Kakar(2)
Cash Severance	—	—	—	—	—	780,000	—
Target 2016 Bonus	—	—	—	—	—	195,000	—
Equity Acceleration	—	—	—	—	—	627,350	—
Total	—	—	—	—	—	1,602,350	—

James Sistek
Cash Severance	—	—	—	—	—	780,000	—
Target 2016 Bonus	—	—	—	—	—	195,000	—
Equity Acceleration	—	—	—	—	—	626,759	—
Total	—	—	—	—	—	1,601,760	—

Lawrence Oliver
Cash Severance	—	—	—	—	—	780,000	—
Target 2016 Bonus	—	—	—	—	—	195,000	—
Equity Acceleration	—	—	—	—	—	569,166	—
Total	—	—	—	—	—	1,544,166	—

(1)	Under his employment agreement, Mr. Stebbins is entitled to pro-rated vesting of certain of his inducement awards upon his death or disability. He is entitled to full acceleration of 50,000 of his RSUs if his employment is terminated by the Company without “Cause” or his resignation for “Good Reason” (each as defined in his employment agreement).
(2)	Mr. Kakar’s rights have vested under the Salary Continuation Plan and, thus, he is entitled to receive payments under the Salary Continuation Plan upon the later of age 65 or his separation from service for any reason, as disclosed in the “Pension Benefits” table above. Such amounts are not quantified in this table.

Change in Control Provisions under Other Agreements. The Amended and Restated 2008 Equity Incentive Plan provides that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of Superior’s outstanding voting securities; (2) consummation of a sale or disposition by Superior of all or substantially all of its assets; (3) consummation of a merger or consolidation of Superior with any other corporation, unless Superior’s stockholders continue to control at least 50% of the total voting power of the successor entity; or (4) Superior’s stockholders approve a plan of complete liquidation of the Company.

The Amended and Restated 2008 Equity Incentive Plan provides that, unless otherwise provided in an applicable award agreement, all outstanding equity awards will immediately vest (at target for PRSUs) if (i) the participant is terminated without cause or resigns with good reason within two years following a change in control (“Double Trigger”) or (ii) upon a change in control if the awards are not assumed by the successor company.

The following table shows the total additional value of the equity awards that would be payable to each of the NEOs who were employed as of December 25, 2016 under the accelerated vesting provisions of the Amended and Restated 2008 Equity Incentive Plan upon the occurrence of a Double Trigger as of December 25, 2016.

Named Executive Officer	Restricted Stock ($)(1)	Performance Awards ($)(2)	Total ($)
Donald J. Stebbins	5,223,694	3,334,582	8,558,276
Kerry A. Shiba	275,884	485,717	761,601
Parveen Kakar	228,064	399,286	627,350
James Sistek	227,473	399,286	626,759
Lawrence Oliver	169,880	399,286	569,166

(1)	Represents the value of the unvested awards at December 25, 2016. Awards of restricted stock are valued based upon the closing price of our common stock on the New York Stock Exchange on December 23, 2016, the last trading day in our 2016 fiscal year, of $26.85.
(2)	Represents the value of the unvested awards at December 25, 2016. Performance awards are valued at target based upon the closing price of our common stock on the New York Stock Exchange on December 23, 2016, the last trading day in our 2016 fiscal year, of $26.85.

Risk Assessment of Overall Compensation Program

The Compensation and Benefits Committee has designed Superior’s compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help Superior appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial performance;

•	Fixed maximum award levels for performance-based awards; and

•	An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve Superior’s business plan and create an alignment with long-term stockholder interests.

The Compensation and Benefits Committee has reviewed with management the design and operation of Superior’s incentive compensation arrangements for all managers and executive officers, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not encourage inappropriate risk taking that could impose unnecessary or excessive risk to the value of Superior or the investments of Superior’s stockholders. In connection with such review, the

Compensation and Benefits Committee identified certain internal and external factors that comprise Superior’s primary business risks, and then reviewed Superior’s incentive compensation arrangements for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment, the Compensation and Benefits Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of Superior’s compensation program that are designed to mitigate compensation-related risk, including those discussed above. Based on such assessment, the Compensation and Benefits Committee concluded that Superior’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Superior.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Superior specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Superior’s management and Deloitte & Touche LLP the audited consolidated financial statements of Superior contained in Superior’s Annual Report on Form 10-K for the 2016 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Superior.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Superior’s Annual Report on Form 10-K for its 2016 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Timothy C. McQuay, Chairperson

Jack A. Hockema

Paul J. Humphries

Michael R. Bruynesteyn

Ellen B. Richstone

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this Proxy Statement and the proxy card because the Board of the Company is soliciting your proxy to vote at the Annual Meeting to be held on April 25, 2017, at 10:00 a.m. Eastern Time, and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

•	To elect the following eight nominees to the Board: Michael R. Bruynesteyn, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Ellen B. Richstone, Donald J. Stebbins and Francisco S. Uranga (Proposal No. 1);

•	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers (Proposal No. 2);

•	To approve, in a non-binding advisory vote, the frequency of the advisory vote on executive compensation of the Company’s named executive officers (Proposal No. 3);

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 4); and

•	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” all nominees to the Board (Proposal No. 1) named in this Proxy Statement;

•	“FOR” the approval of Superior’s executive compensation (Proposal No. 2);

•	“1 YEAR” on the frequency of the advisory vote on executive compensation. (Proposal No. 3); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 4).

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices).

I share an address with another stockholder, and we received only one notice. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one set proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders.

This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its Annual Meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of records.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033 or 248-352-7300.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.proxyvote.com. This website address is included for reference only. The information contained on this website is not incorporated by reference into this Proxy Statement.

Who is entitled to vote?

To be able to vote, you must have been a stockholder on March 1, 2017, the Record Date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 24,937,711 shares of Superior common stock were issued and outstanding.

How many votes do I have?

Each holder of record of Superior common stock will be entitled to one vote on each matter for each share of common stock held on the Record Date.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Annual Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on the proxy card included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card included with your materials.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport and proof that the organization that holds your shares held such shares on the Record Date. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•	By Proxy. If you are a beneficial owner of shares held in street name, this Proxy Statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. See “What is a broker non-vote?” below.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Accordingly, shares representing votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Typically, “non-routine” matters include the election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2) and the non-binding advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3) and “routine” matters include ratification of the appointment of independent auditors (Proposal No. 4).

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on other certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

With respect to the election of directors (Proposal No. 1), under plurality voting, broker non-votes and abstentions would have no effect on the election of directors.

With respect to Proposals No. 2 and No. 4, (i) broker non-votes and abstentions will not affect the outcome requiring an affirmative vote of a majority of the shares represented and voting at the Annual Meeting, however, (ii) broker non-votes and abstentions will have the effect of a vote against the proposal with respect to the additional requirement that shares voting affirmatively also constitute at least a majority of the required quorum.

With respect to Proposal No. 3, (i) broker non-votes and abstentions will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, however, (ii) broker non-votes and abstentions will not be counted for purposes of determining the number of shares “represented and voting” with respect to the proposal.

In order to minimize the number of broker non-votes, Superior encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the voting instruction form.

What is the voting requirement to approve each of the proposals?

With respect to Proposal No. 1, the election of directors is determined by plurality voting, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. Under Delaware law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have no effect on the election of directors. Proxies may not be voted for more than the eight directors and stockholders may not cumulate votes in the election of directors.

In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

Approval of Proposals No. 2, No. 3 and No. 4 requires (i) the affirmative vote of a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033 prior to the Annual Meeting.

Who will serve as the inspector of election?

Broadridge will serve as the inspector of election.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Annual Meeting.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. Superior may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this Proxy Statement for further information.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 Annual Meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2018 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2018 Annual Meeting of stockholders must be received no later than November 16, 2017 (the date that is 120 calendar days before the one year anniversary date of when Superior’s proxy statement was released to stockholders for this Annual Meeting). However, if the 2018 Annual Meeting date has changed more than 30 days from this year’s meeting, then the deadline is a reasonable time before we begin to print and send out proxy materials. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033.

Requirements for Other Stockholder Proposals to Be Brought Before the 2018 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws (the “Bylaws”) provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2018 Annual Meeting, a written notice of the proposal or the nomination must be received by the Secretary of Superior no later than January 25, 2018 (assuming that the 2018 Annual Meeting is held on April 25, 2018, the anniversary of the 2017 Annual Meeting). However, if the date of the 2018 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2017 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of Superior not earlier than the 120th day prior to the date of the 2018 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 Annual Meeting, or (ii) the tenth day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2018 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Secretary of Superior no later than November 16, 2017. The notice must set forth the information required by the Bylaws with respect to each director nomination and stockholder proposal that the stockholder intends to present at the 2018 Annual Meeting. The proxy solicited by the Board for the 2018 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48033.

PROXY SOLICITATION AND COSTS

Superior will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation material that Superior may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of Superior. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under “Investors.”

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the annual report and other proxy materials, you may write or call Superior’s Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48033, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

SUPERIOR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SUPERIOR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 2016, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SUPERIOR INDUSTRIES INTERNATIONAL, INC., 26600 TELEGRAPH RD., SUITE 400, SOUTHFIELD, MICHIGAN, ATTN: SECRETARY, OR CALL (248) 352-7300. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.SUPIND.COM. THIS PROXY STATEMENT AND THE 2016 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kerry A. Shiba
Kerry A. Shiba
Secretary

APPENDIX A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this Proxy Statement under the “2016 Performance & Business Highlights — Recent Business Highlights/Company Performance” and the “Compensation Discussion and Analysis — Recent Business Highlights/Company Performance” we discuss one important measure (EBITDA) that is not otherwise reconciled to our most recently filed 10-K.

EBITDA is a key measure that is not calculated according to GAAP. EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization. We use EBITDA as an important indicator of the operating performance of our business. EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board and evaluating short-term and long-term operating trends in our operations. We believe the EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace and to establish operational goals. EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies

EBITDA

Fiscal Year Ended December 25, 2016	2016	2015
(Thousands of dollars)
Net income	$41,381	$23,944
Interest income, net	(245)	(103)
Income tax provision	13,340	11,339
Depreciation(1)	34,261	34,530

EBITDA	$88,737	$69,710

(1)	Depreciation expense in 2016 and 2015 includes $0.2 million and $1.7 million, respectively of accelerated depreciation charges as a result of shortened estimated useful lives due to restructuring activities.

A-1

SUPERIOR INDUSTRIES INTERNATIONAL, INC. 26600 TELEGRAPH ROAD, SUITE 400 SOUTHFIELD, MICHIGAN 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors

Nominees

01	Michael R. Bruynesteyn 02 Jack A. Hockema 03 Paul J. Humphries 04 James S. McElya 05 Timothy C. McQuay
06	Ellen B. Richstone 07 Donald J. Stebbins 08 Francisco S. Uranga

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain				For	Against	Abstain

2	To approve, in a non-binding advisory vote, executive compensation of the Company’s named officers.		☐	☐	☐	5	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3	To select, in a non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation of the Company’s named officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.			For	Against	Abstain
4	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap are available at www.proxyvote.com

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2017

The undersigned hereby appoints Donald J. Stebbins and Kerry A. Shiba, and each of them, as attorney agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Westin Detroit Metropolitan Airport Hotel, 2501 Worldgateway Place, Detroit, Michigan 48242 on Tuesday, April 25, 2017 at 10:00 A.M. EDT and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND 5. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side